Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

among

TACTILE SYSTEMS TECHNOLOGY, INC.,

INTERNATIONAL BIOPHYSICS CORPORATION

and

H. DAVID SHOCKLEY, JR.

Dated September 8, 2021

Table of Contents

Page

Article 1 Terms of the Transactions	1
1.1	Sale and Purchase of Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	4
1.4	Excluded Liabilities	5
1.5	Assignment of Assets	7
1.6	Purchase Price	7
1.7	Payment of Closing Purchase Price and Escrow Amounts at Closing	7
1.8	Purchase Price Adjustment	8
1.9	Earn-Out	9
1.10	Tax Withholding	13
1.11	Purchase Price Allocation	14

Article 2 Closing	14
2.1	Closing; Closing Date	14
2.2	Closing Deliveries of Seller	14
2.3	Closing Deliveries of Buyer	16

Article 3 Representations and Warranties of Seller	16
3.1	Organization	16
3.2	Authorization; Execution and Delivery	17
3.3	Non-Contravention; Antitrust Matters	17
3.4	Financial Statements	18
3.5	Assets	18
3.6	Compliance with Laws; Licenses and Permits	19
3.7	Litigation	22
3.8	Absence of Certain Changes or Events	23
3.9	Environmental Matters	24
3.10	Material Contracts	25
3.11	Business Relationships	27
3.12	Employees; Employee Benefits	27
3.13	Intellectual Property	30
3.14	Labor Disputes	32
3.15	Taxes	32
3.16	Finders or Investment Bankers	34
3.17	Insurance	34
3.18	Real Estate	34
3.19	Transactions with Affiliates	34
3.20	Warranties	35
3.21	Solvency	35
3.22	Product Liability	35
3.23	Data Privacy	35
3.24	No Other Representations or Warranties	37

i

Article 4 Representations and Warranties of Buyer	37
4.1	Organization	37
4.2	Authority; Non-Contravention	37
4.3	Pending Actions	38
4.4	Finders or Investment Bankers	38
4.5	Financing	38
4.6	Solvency	38
4.7	No Other Representations and Warranties	39

Article 5 Covenants	39
5.1	General, After Closing	39
5.2	Pre-Closing Conduct of Business	39
5.3	Access	41
5.4	Litigation Support	42
5.5	Confidentiality	42
5.6	Tax Matters	44
5.7	Covenant Not to Compete and Related Covenants	44
5.8	Commercially Reasonable Efforts; Third Party Consents	46
5.9	Business Employees	47
5.10	AffloVest Name	48
5.11	Excluded Liabilities	48
5.12	Bulk Sales Laws	48
5.13	Wrong Pockets	48
5.14	Exclusive Dealing	48
5.15	R&W Policy	49

Article 6 Conditions to Obligation to Close	49
6.1	Conditions to Obligation of Buyer to Close	49
6.2	Conditions to Obligation of Seller to Close	50
6.3	Conditions Deemed Satisfied Upon Closing	51

Article 7 Indemnification	51
7.1	Survival of Representations, Warranties and Covenants	51
7.2	Indemnity	52
7.3	Additional Indemnity Provisions	53
7.4	Indemnification Procedures	55
7.5	Indemnification Adjusts Purchase Price for Tax Purposes	57
7.6	Exclusive Remedy	57
7.7	Recovery	57
7.8	Offset Rights	57
7.9	Escrow	58

Article 8 Termination	58
8.1	Termination of Agreement	58
8.2	Effect of Termination	58

Article 9 Miscellaneous	59
9.1	Amendment and Modification	59
9.2	Waiver of Compliance; Consents	59
9.3	Press Releases and Public Announcements	59
9.4	Notices	59
9.5	Assignment; Third-Party Beneficiaries	60
9.6	Legal Representation	60
9.7	Rules of Interpretation; Certain Definitions	61
9.8	Governing Law	62
9.9	Counterparts	62
9.10	Headings; Internal References	62
9.11	Entire Agreement	63
9.12	Disclosure Schedules; Certificates	63
9.13	Severability; Blue-Pencil	63
9.14	Equitable Remedies	63
9.15	Expenses	63
9.16	Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial	63
9.17	Attorneys’ Fees	64
9.18	Privileged Communications	64
9.19	Exculpation	65

Exhibits

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	IP Assignment Agreement
Exhibit D	Escrow Agreement
Exhibit E	Transition Services Agreement
Exhibit F	R&W Policy

Exhibit 1.8(a)	Inventory Procedures
Exhibit 1.9(d)	Sample Earn-Out Statement
Exhibit 1.11	Purchase Price Allocation
Exhibit 2.2(e)	Material Consents
Exhibit 5.8(b)	Material Consents
Exhibit 5.9(a)	Offered Employees
Exhibit 5.9(g)	Certain Terms of Employment
Exhibit 7.2(a)(ix)	Specified Indemnities

Schedules

Schedule 1.1(a)	Equipment
Schedule 1.1(c)	Assumed Contracts
Schedule 1.1(e)	Intellectual Property
Schedule 1.1(g)	Permits
Schedule 1.2(g)	Excluded Contracts
Schedule 1.2(m)	Other Excluded Assets
Schedule 1.3(d)	Deferred Revenue
Schedule 3.4(i)	Annual Financial Statements
Schedule 3.4(ii)	Interim Financial Statements
Schedule 3.5(b)	Condition of Assets
Schedule 3.6(c)	Material Permits
Schedule 3.6(e)	FDA
Schedule 3.6(e)(ii)	Reports of Adverse Events
Schedule 3.7	Litigation
Schedule 3.8(b)	Certain Changes or Events
Schedule 3.10	Material Contracts
Schedule 3.11(a)	Customers of the Business
Schedule 3.11(b)	Vendors of the Business
Schedule 3.12(a)	Benefit Plans
Schedule 3.12(l)	List of Employees
Schedule 3.13(e)	Intellectual Property
Schedule 3.13(f)	Development of Intellectual Property Assets
Schedule 3.17	Insurance
Schedule 3.19	Transactions with Affiliates
Schedule 3.20	Warranties
Schedule 3.22	Product Liability
Schedule 5.2	Pre-Closing Conduct of Business

Glossary of Defined Terms

Defined Term	Section
2020 Financial Statements	3.4(a)
Accountant	1.9(e)
Acquisition Proposal	5.14
Actions	7.2(a)
Adjustment Escrow Account	1.7(b)
Adjustment Escrow Amount	1.6(c)
Affiliate	9.7(c)
Agreement	Preamble
Allocation Exhibit	1.11
Annual Financial Statements	3.4(a)
Applicable Law	3.3
Assets	1.1
Assignment and Assumption Agreement	2.2(b)
Assumed Contracts	1.1(c)
Assumed Deferred Revenue	1.3(d)
Assumed Liabilities	1.3
Assumed Warranty Obligations	1.3(c)
BAA	3.23(a)
Base Revenues	1.9(n)(i)
Benefit Plans	3.12(a)
Benefit Reps	7.1(a)
Bill of Sale	2.2(a)
Business	Recitals
Business Day	9.7(d)
Buyer	Preamble
Buyer Employees	5.9(a)
Buyer Indemnified Parties	7.2(a)
Cap	7.3(b)
Change of Control Event	1.9(n)(ii)
Claim Notice	7.4(a)
Closing	2.1
Closing Date	2.1
Closing Purchase Price	1.6
COBRA	3.12(e)
Code	3.12(a)
Confidential Information	5.5(c)
Consents, Filings, and Notices	3.3
COVID-19	3.8(a)
COVID-Related Programs	7.2(a)(x)
Damages	7.2(a)
Debt	1.4(k)
Disclosing Party	5.5(a)
Earn-Out Dispute Notice	1.9(e)
Earn-Out Payments	1.9(n)(iii)

v

Defined Term	Section
Earn-Out Period	1.9(n)(iv)
Earn-Out Statement	1.9(d)
Effective Time	2.1
Enforcement Exceptions	3.2
Environmental Claim	3.9(a)
Environmental Laws	3.9(a)
ERISA	3.12(a)
ERISA Affiliate	3.12(f)
Escrow Agent	1.7(b)
Escrow Agreement	1.7(b)
Excluded Assets	1.2
Excluded Contracts	1.2(g)
Excluded Liabilities	1.4
FDA	3.6(c)
FDCA	3.6(e)
Final Earn-Out Amount	1.9(n)(v)
Final Inventory	1.8(a)
Financial Statements	3.4(a)
Fraud	9.7(e)
Fraud Claims	7.1(a)
Fundamental Reps	7.1(a)
GAAP	1.8(a)
Government Official	3.6(d)
Governmental Entity	3.3
Hazardous Substances	3.9(b)
HIPAA	3.23(a)
HITECH	3.23(a)
Including	9.7(a)
Indemnification Escrow Account	1.7(b)
Indemnification Escrow Amount	1.6(b)
Indemnitee	7.4
Indemnitor	7.4
Initial Earn-Out Payment	1.9(n)(vi)
Initial Earn-Out Period	1.9(n)(vii)
Initial Period Revenues	1.9(b)
Intellectual Property	3.13(a)
Intellectual Property Assets	1.1(e)
Interests	1.5
Interim Financial Statements	3.4(a)
Inventory	1.1(b)
IP Assignment Agreement	2.2(c)
IP Reps	7.1(a)
IRS	3.12(b)
Knowledge	9.7(f)
Leased Real Property	1.2(k)
Legal Proceeding	3.7

Defined Term	Section
Liabilities	1.1
Liens	2.2(j)
Material Adverse Effect	3.8(a)
Material Consents	2.2(e)
Material Contracts	3.10(a)
Material Permits	3.6(c)
Materiality Qualifier	6.1(a)
Notice Period	7.4(b)
Offered Employees	5.9(a)
Orders	3.3(a)
Ordinary Course of Business	9.7(g)
Parties	Preamble
Party	Preamble
Permits	1.1(g)
Permitted Liens	3.5(a)
Person	9.7(b)
Personal Information	3.23(a)
Privacy and Security Laws and Standards	3.23(a)
Privileged Communications	9.7(h)
Public Health Laws	3.6(f)
Purchase Price	1.6
R&W Policy	5.15
Real Property Leases	1.2(k)
Recalls	3.6(e)(vi)
Receivables	1.2(j)
Recipient	5.5(a)
Registered Intellectual Property	3.13(b)
Restricted Business	5.7(a)
Restricted Period	5.7(a)
Retained Businesses	1.2(n)
Retained Interest	1.5
Retained Records	1.2(e)
Revenues	1.9(n)(viii)
Schedules	9.12
Second Earn-Out Payment	1.9(n)(ix)
Second Earn-Out Period	1.9(n)(x)
Seller	Preamble
Seller Plans	3.12(c)
Shareholder	Preamble
Straddle Period	5.6(a)
Target Inventory	1.8(c)
Tax Reps	7.1(a)
Tax Returns	3.15(a)
Taxes	3.15(a)
Threshold	7.3(a)
Transaction Documents	1.2(i)
Transactions	1.4(k)
Transition Services Agreement	2.2(g)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of September 8, 2021 among Tactile Systems Technology, Inc., a Delaware corporation (“Buyer”), International Biophysics Corporation, a Texas corporation (“Seller”), and, solely with respect to Sections 5.5 and 5.7 hereof, H. David Shockley, Jr. (the “Shareholder”), for the purchase and sale of substantially all of the assets of the Business (as defined below). Buyer and Seller are each sometimes also referred to herein as a “Party” and together as the “Parties.”

Recitals

A.       Seller operates an AffloVest branded high frequency chest wall oscillation vest therapy business (the “Business”).

B.    The Shareholder is the only holder of equity interests of Seller and stands to derive substantial benefits from the consummation of the Transactions.

C.        Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, transfer, convey, assign and deliver to Buyer, substantially all of the assets held in connection with, necessary for, or material to the business and operations of the Business, and Buyer has agreed to assume certain specified Liabilities of Seller, upon the terms and subject to the conditions set forth herein.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party hereby agrees as follows:

Article 1
Terms of the Transactions

1.1      Sale and Purchase of Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in and to the assets, rights and properties of every nature, kind and description, both tangible and intangible (including goodwill), whether personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) primarily or exclusively relating to, or primarily or exclusively used or held for use in connection with, the Business (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens), including the following:

(a)               all injection molds, machinery, tools, equipment, manufacturing fixtures, and other similar items of equipment owned or leased by Seller and used in the Business, including those items more particularly described on Schedule 1.1(a);

(b)               all raw materials, work-in-progress, finished products and goods, including any software imbedded in such work-in-progress and finished products and goods, which are or might be used or consumed in connection with the Business, including any of the foregoing in transit or held at any location controlled by Seller (collectively, the “Inventory”);

(c)               all of the rights of Seller in, to and under all contracts and purchase orders relating to the Business for the period after the Closing, including any right to receive payment for products sold or services rendered after the Closing, and to receive goods and services, pursuant to such agreements, including those contracts set forth on Schedule 1.1(c), but excluding the Excluded Contracts (collectively, the “Assumed Contracts”);

(d)              all credits, prepaid expenses, deferred charges, advance payments, deposits and prepaid items related to the Business, but excluding any prepaid insurance;

(e)               all Intellectual Property and all rights thereunder or in respect thereof primarily or exclusively relating to or used or held for use in connection with the Business, including (i) all patents and inventions used in connection with the Business; (ii) all copyrights and trade secrets used in connection with the Business; (iii) all trade names, trademarks, domain names, and email addresses (if any) which use the Business name; (iv) other Intellectual Property, in each case as set forth on Schedule 1.1(e); (v) all software used in the AffloVest products, including the firmware used in the AffloVest controller (collectively, clauses (i), (ii), (iii), (iv) and (v), the “Intellectual Property Assets”); and (v) all drawings and other material embodying or incorporating or constituting any of the Intellectual Property Assets;

(f)                except for the Retained Records, all books, records, manuals and other materials (in any form or medium, including, subject to the Transition Services Agreement, any information included on Zendesk), in any way relating to the Business and wherever located, including customer, vendor and distribution lists, sales, marketing and advertising materials, purchasing records, personnel records, manufacturing and quality control records, research and development files, Intellectual Property disclosures, accounting records, litigation files, blueprints, plans, or plats, and all other accounting, financial, marketing, sales, supply, management and technical information, correspondence and literature relating to the Business;

(g)               to the extent assignable pursuant to Applicable Law, all licenses, permits, waivers, authorizations, accreditations or approvals of any kind and any exemptions therefrom and filings or registrations relating thereto relating to the Business, including those set forth on Schedule 1.1(g) (“Permits”); provided that the Permits will not include any licenses, permits, waivers, authorizations, accreditations or approvals for any jurisdiction outside the United States to the extent the transfer thereof would require the consent of any Governmental Entity; provided further that, except as otherwise agreed in writing (including the Transition Services Agreement) by Buyer, the retention of any such licenses, permits, waivers, authorizations, accreditations or approvals shall not permit Seller to conduct the Business in any jurisdiction outside the United States;

(h)               all causes of action, causes in action, claims, rights of recovery or rights of set-off of every kind and character and rights of recoupment relating to the Assets, including those arising under or pursuant to any warranties, guarantees or indemnities and all claims of Seller against third parties relating to the Assets, in each case whether or not asserted before the Closing Date; and

(i)                 all other tangible and intangible assets used by Seller in the operation of the Business, including the goodwill, franchises and privileges associated with the Business, unless excluded under Section 1.2.

Subject to the terms and conditions hereof, at the Closing, the Assets will be transferred or otherwise conveyed to Buyer free and clear of all (x) liabilities or obligations of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due (collectively, “Liabilities”), other than the Assumed Liabilities, and (y) Liens other than Permitted Liens.

1.2      Excluded Assets. Seller will retain and not transfer, and Buyer will not purchase or acquire, the following assets or any of Seller’s interest therein (collectively, the “Excluded Assets”):

(a)               any assets and properties not used exclusively or primarily by the Business;

(b)               all cash and cash equivalents of Seller;

(c)               all rights to federal and state Tax refunds, income Tax deposits and other corporate Tax attributes of Seller;

(d)               all corporate minute and membership interest books and records of Seller;

(e)           all records (in any form or medium) solely related to any Tax refund, federal and state income Tax deposits and other Tax attributes, or refunds due thereunder or any Liabilities other than the Assumed Liabilities, or to the extent containing any Privileged Communications (collectively, the “Retained Records”) (excluding, however, any certificates or similar documents regarding an exemption from the collection of any sales Taxes which certificates or similar documents shall be Assets);

(f)                all insurance policies maintained by or on behalf of Seller for the benefit of or in connection with the Assets or the Business prior to the date hereof or any refunds due thereunder;

(g)               the contracts identified on Schedule 1.2(g) (the “Excluded Contracts”);

(h)               all employment agreements, including any employment agreements with severance or change-of-control payments, all Benefit Plans, Seller Plans, and all advances to employees;

(i)                all rights of Seller under this Agreement and the agreements, documents and certificates contemplated hereby, including the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement(s), the Escrow Agreement and the Transition Services Agreement (the “Transaction Documents”) to which Seller is a party that will survive the Closing, including Seller’s right to receive the Purchase Price;

(j)                all accounts or trade receivables, notes and other receivables of the Business (collectively, the “Receivables”);

(k)               all rights and interests of Seller in any leases or other agreements to which Seller is a party relating to real property (the “Real Property Leases”) or in the real property leased to the Seller pursuant to the Real Property Leases (the “Leased Real Property”);

(l)                 injection mold presses of Seller;

(m)              the assets and properties identified on Schedule 1.2(m); and

(n)               all assets, rights and properties of Seller primarily or exclusively relating to, or used or held for use in connection with, Seller’s business units which are unrelated to the Business (“Retained Businesses”).

1.3      Assumed Liabilities. Buyer will not assume or be responsible for, and will in no event be liable for, any Liabilities of or relating to the Business, except that effective as of the Effective Time on the Closing Date, Buyer hereby assumes and agrees to pay, honor, discharge or perform, as appropriate, only the following Liabilities relating to the Assets (the “Assumed Liabilities”):

(a)               any Liabilities arising from the use of the Assets or the operation of the Business by Buyer in the Ordinary Course of Business after the Closing Date, but only to the extent that such Liabilities do not arise from or relate to any breach by Seller of any obligations, including under any provision of any of the Assumed Contracts, that occurred on or before the Closing Date;

(b)               any Liabilities arising under the Assumed Contracts but only to the extent that such Liabilities (i) arise on or after the Closing Date and (ii) do not arise from or relate to any breach by Seller of any obligations under any provision of any of the Assumed Contracts that occurred on or before the Closing Date;

(c)               all warranty obligations arising in the Ordinary Course of Business relating to products of the Business which are either (i) sold prior to the Closing Date and for which warranty claims are tendered on or following the second anniversary of the Closing Date or (ii) sold after the Closing Date (collectively, the “Assumed Warranty Obligations”); and

(d)               those Liabilities of the Business that represent a prepayment by the customers of the Business for goods or services that have not been delivered by the Business as of the Closing Date and are set forth on Schedule 1.3(d) (the “Assumed Deferred Revenue”).

1.4      Excluded Liabilities. Without limiting the generality of the first sentence of Section 1.3 and regardless of any disclosure by Seller to Buyer, Seller will be solely responsible and liable for any and all Liabilities of Seller relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including the following Liabilities:

(a)               Liabilities with respect to current, former or retired employees of Seller or consultants of Seller arising out of or relating to the employment of such employees or consultants by Seller prior to the Closing Date, including any liabilities relating to vacation or paid time off for any such employees;

(b)               Liabilities for Taxes, fees and other similar items however designated, and all interest, penalties and additions to Tax, including franchise and income Taxes and all accrued property, sales, use and payroll Taxes incurred or arising on or prior to the Closing Date, or incurred or accrued after the Closing Date in connection with or relating to activities of the Business prior to the Closing Date;

(c)               Liabilities of Seller relating to the operation of the Business, including the use of the Assets, on or prior to the Closing Date, including accounts payable, trade payables and accrued operating expenses but excluding the Assumed Liabilities;

(d)               Liabilities arising out of or relating to the sale of any products or services by Seller on or prior to the Closing Date, other than the Assumed Liabilities;

(e)               litigation, whether currently pending or not, relating to the operation of the Business or use of the Assets prior to the Closing Date, or arising on or after the Closing Date to the extent that such litigation relates to activities of the Business on or prior to the Closing Date;

(f)                Liabilities under any Excluded Contracts or Real Property Leases;

(g)               Liabilities arising out of any failure by Seller to perform any obligation required to be performed by Seller or out of any default by Seller (or out of any event, fact or circumstance that, with notice or lapse of time or both, would constitute a default by Seller) on or before the Closing Date under or with respect to any Assets, including the Real Property Leases, Assumed Contracts or Permits (regardless of whether the assignment of any such Assets contains anything to the contrary or is silent on such issue) or out of Seller’s failure to comply with any Applicable Law;

(h)               Liabilities to any shareholder or other Affiliate of Seller or any owner or holder of any interest in Seller;

(i)                Liabilities of Seller with respect to (i) any Benefit Plan or Seller Plans established, maintained, sponsored or contributed to by Seller (including any 401(k) plan) or (ii) accrued pension liabilities or retiree healthcare obligations or any unfunded or underfunded liabilities relating to employee post-retirement obligations;

(j)                all Liabilities under or relating to any Environmental Laws to the extent related to, arising or resulting from the ownership or operation of the Assets, the Excluded Assets (including the Leased Real Property) or the Business prior to Closing, including any Liabilities for (i) any release of or exposure to any Hazardous Substance at or from any real property or in connection with the operation of the Business, the Assets or the Excluded Assets (including the Leased Real Property) to the extent such release or exposure occurred prior to the Closing; (ii) any violation of Environmental Laws prior to the Closing in connection with the operation of the Business, the Assets or the Excluded Assets (including the Leased Real Property); or (iii) any offsite transportation and disposal of Hazardous Substances prior to the Closing in connection with the operation of the Business, the Assets or the Excluded Assets (including the Leased Real Property);

(k)               any (i) outstanding indebtedness of or any obligation of Seller (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-term, secured or unsecured, including notes payable, overdrafts, bank lines of credit and amounts owed on credit cards; (ii) deferred consideration for purchases of property which is not evidenced by trade payables, including any capital or finance leases; (iii) other financings of Seller (whether as obligor or as guarantor), including synthetic leases and project financing; (iv) payment obligations of Seller (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables); (v) Liability of Seller (whether as obligor or as guarantor) with respect to derivative financial instruments, interest rate swaps, collars, caps and similar hedging obligations; (vi) bonuses payable in connection with the transactions contemplated by this Agreement (the “Transactions”) and accrued bonuses for any employees, including any payroll tax or benefit plan (including 401(k)) obligations relating thereto; (vii) accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the Transactions or the discharge of such obligations with respect to any of the foregoing; (viii) Liability of Seller owed to any Affiliate of Seller or which Seller is obligated to pay on behalf of any such Person; and (ix) unpaid expenses of Seller in connection with the Transactions (including attorneys’, bankers’, accountants’ and other professionals’ fees), in each case that are payable by Seller on or after Closing (items (i) through (viii), collectively, “Debt”); other than the Assumed Deferred Revenue;

(l)                 Liabilities arising out of or relating to the Retained Businesses and other Excluded Assets;

(m)               Liabilities related to the Real Property Leases or the Leased Real Property;

(n)               any warranty obligations relating to any products of the Business other than the Assumed Warranty Obligations, including any Liabilities related to Recalls of any products of the Business sold prior to the Closing Date, subject to Seller’s obligations under the Transition Services Agreement; provided that (i) for so long as Seller is providing “Procurement/Manufacturing Services” as described on Schedule A to the Transition Services Agreement, Seller’s obligations with respect to such unassumed warranty obligations will be limited to fulfillment at no cost to Buyer, and (ii) after Seller is no longer providing such “Procurement/Manufacturing Services,” Seller’s obligations regarding such unassumed warranty obligations shall be limited (subject to any other limitations and qualifications in this Agreement) to reimbursing Buyer for the Buyer’s actual cost, consistent with Seller’s historical practice, of warranty fulfillment, without markup for administration, overhead or profit; and

(o)               any and all other Liabilities of Seller that Buyer is not specifically assuming pursuant to Section 1.3.

1.5      Assignment of Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment of any Assets, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) contemplated hereunder is not permitted without the consent of any Person which consent has not been obtained at or prior to the Closing, this Agreement shall not be deemed to constitute a sale, conveyance, transfer or assignment of any such Interest (a “Retained Interest”) unless and until such consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with the provisions hereunder, subject to any condition or provision contained in such consent, whereupon it shall cease to be a Retained Interest. With respect to any Retained Interest, this Agreement and the Transaction Documents shall constitute an equitable assignment by Seller to Buyer of all of Seller’s rights, benefits, title and interest in and to such Retained Interest to the extent permitted by Applicable Law, and Buyer shall be deemed to be Seller’s agent for the purpose of performing, fulfilling and discharging Seller’s rights and obligations arising after the Closing Date under such Retained Interest. In furtherance of the foregoing, following Closing, until the completion of the transfer of all Retained Interests to Buyer, Seller will, and (to the extent applicable) will cause its Affiliates to: (a) provide to Buyer the benefits of each Retained Interest; (b) cooperate in reasonable and lawful arrangements designed to provide such benefits to Buyer; (c) enforce, at the request of Buyer and for the account and expense of Buyer, any rights of Seller arising from or related to such Retained Interest; and (d) promptly pay over and remit to Buyer without consideration any payments or other rights or benefits received by Seller or its Affiliates with respect to any such Retained Interests.

1.6      Purchase Price. The aggregate purchase price to be paid at the Closing in connection with the Transactions (the “Closing Purchase Price”) is equal to:

(a)               $80,000,000; less

(b)               $400,000 (the “Indemnification Escrow Amount”); less

(c)               $100,000 (the “Adjustment Escrow Amount”).

The Closing Purchase Price, as such amount is adjusted pursuant to the terms of this Agreement, including under Section 1.8 or Section 1.9, or any amounts paid or released pursuant to Article 7, is referred to herein as the “Purchase Price.”

1.7      Payment of Closing Purchase Price and Escrow Amounts at Closing.

(a)               Upon and subject to the terms herein, at Closing, Buyer will pay to Seller the Closing Purchase Price, by wire transfer of immediately available funds to one or more accounts, each in such amounts, as shall be designated by Seller in writing at least two Business Days before the Closing.

(b)               At the Closing, Buyer will deposit the Indemnification Escrow Amount and the Adjustment Escrow Amount with Wilmington Trust, N.A. (the “Escrow Agent”), to be held by the Escrow Agent in two separate, segregated accounts, one for the Indemnification Escrow Amount (the “Indemnification Escrow Account”) and the other for the Adjustment Escrow Amount (the “Adjustment Escrow Account”) pursuant to the terms hereof and an escrow agreement, dated as of the Closing Date, between Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit D (the “Escrow Agreement”). Buyer, on the one hand, and Seller, on the other hand, will each pay half of the costs and fees of the Escrow Agent.

1.8      Purchase Price Adjustment.

(a)               Physical Inventory. On the day prior to the Closing Date, or at such other time prior to the Closing mutually agreed to by Buyer and Seller, Buyer and Seller shall jointly conduct and agree upon a physical count of the Inventory, which shall be conducted using the procedures set forth on Exhibit 1.8(a), and a final calculation of the value of the Inventory will be prepared in accordance with generally accepted United States accounting principles, consistently applied (“GAAP”), in a manner consistent with the accounting principles, policies and practices that were used by Seller in connection with the Business during the six months prior to Closing. Buyer and Seller shall have the right to have present for such count of the Inventory such officers, employees, representatives and agents as each one shall deem reasonably necessary to monitor such process. Buyer and Seller shall each bear their respective costs with respect to the count of the Inventory. If Buyer and Seller are unable to agree on any count or reconciliation of any item of Inventory, then at the request of either Buyer or Seller, such disagreement shall be submitted to the Accountant for resolution pursuant to the procedures set forth in Sections 1.9(f) and 1.9(g) (mutatis mutandis). The final determination of the physical count and value of the Inventory (whether by agreement between Buyer and Seller or as a result of resolution by the Accountant) shall be the “Final Inventory.”

(b)               Payment of Reconciled Inventory. If Final Inventory exceeds Target Inventory, then on or before the tenth (10th) Business Day following the determination of Final Inventory, (i) Buyer shall pay Seller the amount by which Final Inventory exceeds Target Inventory and (ii) Buyer and Seller shall jointly instruct the Escrow Agent to disburse 100% of the Adjustment Escrow Amount from the Adjustment Escrow Account to Seller. If Target Inventory exceeds Final Inventory, then on or before the tenth (10th) Business Day following the determination of Final Inventory, (I) Seller and Buyer shall jointly instruct the Escrow Agent to disburse to Buyer that portion of the Adjustment Escrow Amount from the Adjustment Escrow Account equal to the amount of such difference, and if the amount of such difference is less than Adjustment Escrow Account, the remainder of the Adjustment Escrow Amount shall be disbursed to Seller, and (II) if the amount of such difference is greater than the Adjustment Escrow Amount, Seller shall pay the amount of such difference to Buyer.

(c)               Target Inventory Defined. “Target Inventory” means the amount of $1,597,583.18.

1.9      Earn-Out.

(a)               Subject to the terms and conditions of this Section 1.9, Buyer shall pay Earn-Out Payments to Seller in an amount of up to $10,000,000 for each Earn-Out Period, for a total amount of up to $20,000,000. In no event will the aggregate Earn-Out Payments exceed $20,000,000, and the total Purchase Price (exclusive of any adjustments pursuant to Section 1.8 and indemnification payments by Buyer pursuant to Article 7) exceed $100,000,000.

(b)               If the Business’s Revenues for the Initial Earn-Out Period (the “Initial Period Revenues”) are equal to or greater than the Base Revenues, Buyer will pay to Seller the amount of the Initial Earn-Out Payment in immediately available funds by wire transfer to an account designated by Seller in writing. For the avoidance of doubt, if the Business’s Revenues for the Initial Earn-Out Period are less than Base Revenues, no Initial Earn-Out Payment shall be made.

(c)               If the Business’s Revenues for the Second Earn-Out Period are equal to or greater than the Initial Period Revenues (as determined in accordance with this Section 1.9), Buyer will pay to Seller the amount of the Second Revenue Earn-Out Payment in immediately available funds by wire transfer to an account designated by Seller in writing. For the avoidance of doubt, if the Business’s Revenues for the Second Earn-Out Period are less than the Initial Period Revenues, no Second Earn-Out Payment shall be made.

(d)               As soon as practicable but in no event later than 30 days following the end of each Earn-Out Period, Buyer will prepare and deliver to Seller a statement (an “Earn-Out Statement”) detailing Buyer’s calculation of the Business’s Revenues for the applicable Earn-Out Period, and calculation of the Earn-Out Payment for that Earn-Out Period, in each case in accordance with this Section 1.9. A sample Earn-Out Statement is attached as Exhibit 1.9(d) hereto. On or before the 60th day following the end of such Earn-Out Period, Buyer shall pay to Seller the amount of the Earn-Out Payment set forth in that Earn-Out Statement, without prejudice to Seller’s right to dispute the calculation of the Revenues for that Earn-Out Period or the calculation of the Earn-Out Payment in accordance with this Section 1.9.

(e)               An Earn-Out Statement delivered by Buyer pursuant to Section 1.9(d) will become final and binding upon the Parties (and such Earn-Out Statement will evidence the Final Earn-Out Amount for such Earn-Out Period) 30 days after Buyer delivers such Earn-Out Statement to Seller, unless Seller delivers written notice of its disagreement (an “Earn-Out Dispute Notice”) to Buyer before the end of such 30-day period. If an Earn-Out Dispute Notice is delivered by Buyer within such 30-day period, then the Final Earn-Out Amount for the applicable Earn-Out Period (as finally determined in accordance with clause (i) and (ii) below) will become final and binding upon the Parties on the earlier of (i) the date the Parties resolve in writing any differences they have with respect to all matters specified in such Earn-Out Dispute Notice or (ii) the date any disputed matters are fully resolved in writing by an independent nationally or regionally recognized public accounting firm agreed upon by the Parties in writing (the “Accountant”) pursuant to Section 1.9(f); provided that the Accountant shall not have provided any tax or accounting services to either Party within the two-year period prior to its designation hereunder. If the Parties are unable to agree upon the Accountant within 30 days following Seller’s delivery of the Earn-Out Dispute Notice, either Party may apply to any state or federal court in the State of Delaware to designate the Accountant for purposes hereof. The Accountant will only resolve any such dispute based on the financial or accounting calculation of Revenues or the Earn-Out Payment for the applicable Earn-Out Period; any other disputes (including those arising under Section 1.9(i)) which are not resolved by the Parties’ mutual agreement may be resolved under Section 9.16).

(f)                During the 30-day period after the delivery of an Earn-Out Dispute Notice, Buyer and Seller will seek in good faith to resolve in writing any differences that they have with respect to any matter specified in such Earn-Out Dispute Notice. If, at the end of such 30-day period, Buyer and Seller have not reached agreement on all such matters, then either Buyer or Seller may submit those matters which remain in dispute to the Accountant for review and resolution as an expert and not as an arbitrator. Buyer and Seller will jointly engage the Accountant and will enter into an engagement letter with the Accountant promptly after retention, which may include customary indemnification, confidentiality and other provisions proposed by the Accountant. Seller and Buyer will cooperate with the Accountant in good faith and in all reasonable respects as may be requested by the Accountant, including providing the Accountant reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Business. Seller and Buyer will cause the Accountant to limit its review and determination to those items set forth on the Earn-Out Dispute Notice that remain in dispute and that relate to accounting matters, and to deliver a written report containing its calculations of each such disputed item. The final determination of the Accountant will be made in strict accordance with the terms of this Agreement (including the definitions related to the Earn-Out Payments). The Accountant will render its written report resolving such items in dispute as soon as possible after completion of written submissions to the Accountant. The Accountant will determine the items in dispute solely based on written submissions made by Seller and Buyer (and their respective representatives) consistent with the terms hereof (and not by independent review) which submissions, respectively, will be submitted to the Accountant and the other Party within 30 days after the Accountant is engaged. None of Seller, Buyer, or their respective representatives will have any ex parte communications or meetings with the Accountant concerning the subject matter hereof without the prior written consent of the other Party. The Accountant will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either Party in its written submission or less than the lesser value for such item claimed by either Party in its written submission. All disputed matters resolved pursuant to a final written report of the Accountant will be final, conclusive and binding on the Parties hereto absent manifest error. Within ten (10) Business Days following the Accountant’s final determination as set forth above, Buyer shall pay Seller the amount (if any) by which the applicable Final Earn-Out Amount exceeds Earn-Out Payment paid with the Earn-Out Statement delivered under Section 1.9(d).

(g)               Allocation of Fees and Expenses. Each of Buyer, on the one hand, and Seller, on the other hand, will pay its own costs and expenses incurred in connection with any dispute resolution pursuant to this Section 1.9. The fees and expenses of the Accountant incurred pursuant to this Section 1.9 shall be borne by Seller and Buyer in proportion to the final allocation made by such Accountant of the disputed items weighted in relation to the claims made by Seller and Buyer, such that the prevailing Party pays the lesser proportion of such fees and expenses. For example, if Seller claims that the appropriate earn-out payments are $1,000 greater than the amount determined by Buyer and if the Accountant ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested amount, then the fees and expenses of the Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller. If a retainer is required by the Accountant, the retainer shall be split equally between the Seller and Buyer; provided, however, that the retainer shall be considered part of the fees and expenses of the Accountant and if either the Seller or Buyer has paid a portion of such retainer, such Party shall be entitled to be reimbursed by the other Party to the extent required by this Section 1.9(g).

(h)               In connection with the consummation of a Change of Control Event prior to the final determination and final payment of the Earn-Out Payments, Buyer shall make appropriate provision so that the applicable successors and assigns of Buyer in such Change of Control Event shall affirmatively assume the obligations of Buyer set forth in this Section 1.9 and that Seller can rely upon and directly enforce such obligations against such successors and assigns.

(i)                Buyer covenants that, during the Initial Earn-Out Period and the Second Earn-Out Period, Buyer shall:

(i)              conduct the operations of the Business in good faith in the Ordinary Course of Business; and without limiting the generality of the foregoing, Buyer shall not take any action primarily intended to result in a reduction of Revenues below that which would have been achieved if such action had not been taken;

(ii)              maintain books and records with respect to the business activities related to the Business separate from any other business activities and operations of Buyer as shall be necessary to substantiate each Earn-Out Statement; and

(iii)             commencing for the first full quarter of the Initial Earn-Out Period, provide Seller with quarterly written reports of the Revenues no later than within thirty (30) days after the end of each quarter; provided that such reports shall be provided for informational purposes only and shall not be binding on the Parties in connection with the calculation of any Earn-Out Payments.

(j)                 Seller acknowledges that the payment of any Earn-Out Payment is contingent and subject to, among other things, the future performance of the Business, which cannot be predicted with accuracy. Accordingly, and except as explicitly set forth in this Section 1.9, Buyer makes no representations, warranties, covenants or guaranties as to the future performance of the Business or the likelihood of any Earn-Out Payment.

(k)           The Parties acknowledge and agree that Buyer shall have the sole discretion with regard to all matters relating to the operation of the Business, the services offered by the Business and the employees providing services to the Business, except as otherwise expressly set forth in this Section 1.9. Seller understands and agrees that (i) there is no assurance that the Business will achieve Revenues in excess of amounts that would require any Earn-Out Payment to be paid to Seller and (ii) that none of Buyer or its Affiliates owes any fiduciary duty (whether express or implied) to Seller by virtue of, or with respect to, any Earn-Out Payment contemplated by this Section 1.9.

(l)            Buyer and Seller will seek in good faith to mutually agree on the Revenues of Seller for the calendar month ended August 31, 2021. If Buyer and Seller cannot reach agreement on Revenues of Seller for the calendar month ended August 31, 2021 for purposes of determining Base Revenues, then either Buyer or Seller may submit those matters which remain in dispute to the Accountant for review and resolution as an expert and not as an arbitrator pursuant to the procedures set forth in Sections 1.9(f) and 1.9(g) (mutatis mutandis).

(m)          Seller shall conduct the operations of the Business prior to Closing in good faith in the Ordinary Course of Business; and without limiting the generality of the foregoing, Seller shall not take any action primarily intended to result in a change in Base Revenues above or below that which would have been achieved if such action had not been taken. Except as explicitly set forth above or elsewhere in this Agreement, Seller makes no representations, warranties, covenants or guaranties as to the past performance of the Business or the amount of Base Revenues. The Parties acknowledge and agree that Seller has had the sole discretion with regard to all matters relating to the operation of the Business, the services offered by the Business and the employees providing services to the Business, except as otherwise expressly set forth in this Agreement. Buyer understands and agrees that none of Seller, the Shareholder or their Affiliates owes any fiduciary duty (whether express or implied) to Buyer by virtue of, or with respect to, the calculation of Base Revenues.

(n)          Certain Defined Terms.

(i)             “Base Revenues” means the sum of (A) $15,000,401 plus (B) the Revenues of the Business for the calendar month ended August 31, 2021 as determined pursuant to Section 1.9(l).

(ii)            “Change of Control Event” means the occurrence of any of the following transactions with respect to Buyer following the Closing Date: (a) a sale of all or substantially all of the assets and properties of Buyer or the Business to an unaffiliated third party; (b) a merger, consolidation, reconstitution or similar transaction involving Buyer, the result of which is that a Person other than an Affiliate of Buyer owns or controls 50% or more of the voting securities of the continuing or surviving entity immediately after such transaction; or (c) a sale or exchange, directly or indirectly, of the issued and outstanding equity interests of Buyer in a single transaction, or a series of related transactions, the result of which is that a Person other than an Affiliate of Buyer owns or controls, directly or indirectly, 50% or more of the outstanding equity interests of Buyer.

(iii)           “Earn-Out Payments” means the Initial Earn-Out Payment and the Second Earn-Out Payment. For clarity, in no event shall either Earn-Out Payment be less than zero (-0-).

(iv)           “Earn-Out Period” means each of the Initial Earn-Out Period and the Second Earn-Out Period.

(v)            “Final Earn-Out Amount” means the determination of the Initial Earn-Out Payment or Second Earn-Out Payment, as applicable, that is final and binding on the Parties hereto, either through agreement by the Parties or through the action of the Accountant in the manner set forth in Section 1.9(e).

(vi)           “Initial Earn-Out Payment” means an amount equal to (A) 1.5 multiplied by (B) the amount by which the Business’s Revenues in the Initial Earn-out Period exceed Base Revenues; provided that in no event will the Initial Earn-Out Payment exceed $10,000,000.

(vii)          “Initial Earn-Out Period” means the 12-month period beginning on the first day of the calendar month after the Closing Date. If Closing occurs on September 8, 2021, the Initial Earn-Out Period commences October 1, 2021 and ends September 30, 2022.

(viii)         “Revenues” means revenues of the Business (regardless of a product’s branding), excluding revenues generated outside the United States, determined in accordance with GAAP applied on a basis consistent with the methodology used by Seller to measure and recognize revenues in the 12-month period ended as of the last day of the month prior to Closing.

(ix)            “Second Earn-Out Payment” means an amount equal to (A) 1.5 multiplied by (B) the amount by which the Business’s Revenues in the Second Earn-out Period exceed Initial Period Revenues; provided that in no event will the Second Earn-Out Payment exceed $10,000,000.

(x)             “Second Earn-Out Period” means the 12-month period beginning on the day after the last day of the Initial Earn-Out Period.

1.10       Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to Seller or any other Person such amounts as are required to be withheld or deducted under the Code, or any provision of Applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, (a) such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of which such deduction and withholding were made, and (b) Buyer will promptly provide relevant information with respect to, and copies of any supporting documents showing payment of, such tax payments. Buyer shall (i) provide Seller notice as soon as reasonably practicable prior to making any such withholding and (ii) cooperate in good faith with Seller to minimize the amount of such withholding.

1.11       Purchase Price Allocation. Within 90 days after the Closing Date, Buyer shall prepare or cause to be prepared a proposed schedule allocating the Purchase Price, as adjusted, the Assumed Liabilities, and any other relevant items among the Assets consistent with Section 1060 of the Code and the Treasury Regulations thereunder and the methodology set forth on Exhibit 1.11 (the “Allocation Exhibit”). Seller shall provide written notice to Buyer within 30 days of any disagreement with Buyer’s proposed Allocation Exhibit. If Seller notifies Buyer in writing of any disagreement with Buyer’s proposed Allocation Exhibit within such 30-day period, Buyer and Seller shall use commercially reasonable efforts to resolve any such disagreement. If Buyer and Seller are unable to resolve any such disagreement within 60 days, the dispute shall be resolved under the procedures set forth in Sections 1.9(f) and 1.9(g) (mutatis mutandis). Upon final determination of the Allocation Exhibit (whether by agreement between Buyer and Seller or as a result of resolution by the Accountant), Buyer, Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such Allocation Exhibit. None of Buyer, Seller or any of their respective Affiliates shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.

Article 2
Closing

2.1         Closing; Closing Date. The closing of the Transactions (the “Closing”) will take place (a) via the electronic exchange of executed counterpart signatures pages of this Agreement and each Transaction Document or via other means (including by means of facsimile, email or other electronic transmission) on the fifth Business Day following satisfaction or waiver of the conditions to Closing set forth in Article 6 occurs (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or (b) at such other place, date and time, and in such other manner, as the Buyer and the Seller may mutually agree (such date and time on and at which the Closing actually occurs being referred to herein as the “Closing Date”). Closing will be deemed to be effective as of 11:59 p.m. local time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. Documents may be delivered at Closing by electronic means in accordance with Section 9.9, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

2.2         Closing Deliveries of Seller. At Closing, Seller will deliver, or cause to be delivered, to Buyer, the following:

(a)            a bill of sale in the form attached hereto as Exhibit A with respect to the Assets (the “Bill of Sale”), duly executed by an authorized officer of Seller as of the Closing Date;

(b)           an assignment and assumption agreement in the form attached hereto as Exhibit B assigning the Assumed Contracts, Permits and the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by an authorized officer of Seller as of the Closing Date;

(c)           assignment agreements in the forms attached hereto as Exhibit C assigning the Intellectual Property Assets in a form suitable for recordation with the applicable Governmental Entity, duly executed by an authorized officer of Seller as of the Closing Date (each, an “IP Assignment Agreement”);

(d)           an officer’s certificate of a duly authorized officer of Seller in a form approved in advance by Buyer, certifying that attached thereto are true and complete copies of: (i) the articles of incorporation and bylaws of Seller and (ii) the resolutions duly adopted by the Shareholder and the board of directors of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents and the consummation of the Transactions, as such resolutions are then in full force and effect;

(e)           all consents necessary to be obtained to consummate the Transactions as required pursuant to those Material Contracts listed on Exhibit 2.2(e) (collectively, the “Material Consents”), all having been duly obtained and in full force and effect, and Seller being in compliance with each of the Material Consents;

(f)           the Escrow Agreement, dated as of the Closing Date and duly executed by Seller;

(g)           a transition services agreement in the form attached hereto as Exhibit E with respect to the Assets (the “Transition Services Agreement”), duly executed by an authorized officer of Seller as of the Closing Date;

(h)           a certificate of Seller in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and sworn to under penalty of perjury, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder;

(i)            possession of, or right to possess, the Assets, subject to the Transition Services Agreement;

(j)            evidence of the release of all mortgages, options, liens, claims, charges, restrictions, encumbrances, security interests, or other defects in title (collectively, the “Liens”) against the Assets, other than Permitted Liens; and

(k)           such other documents and instruments necessary to consummate the Transactions (including such specific or separate assignments of certain of the Assumed Contracts as Buyer shall reasonably request) upon the terms and conditions set forth in this Agreement, in form and substance reasonably satisfactory to Buyer.

2.3          Closing Deliveries of Buyer. At Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(a)           payment of the Closing Purchase Price pursuant to Section 1.6 in the manner described in Section 1.7(a);

(b)           evidence reasonably satisfactory to Seller that Buyer has deposited the Indemnification Escrow Amount and the Adjustment Escrow Amount with the Escrow Agent in the manner described in Section 1.7(b);

(c)           the Assignment and Assumption Agreement, duly executed by an authorized officer of Buyer as of the Closing Date;

(d)           the Escrow Agreement, dated as of the Closing Date and duly executed by an authorized officer of Buyer and the Escrow Agent;

(e)           the Transition Services Agreement, dated as of the Closing Date and duly executed by an authorized officer of Buyer;

(f)            an officer’s certificate of a duly authorized officer of Buyer in a form approved in advance by Seller, certifying that attached thereto is a true and correct copy of the resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the Transactions, as such resolutions are then in full force and effect; and

(g)           such other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing, or reasonably requested by Seller to facilitate the consummation of the Transactions.

Article 3
Representations and Warranties of Seller

Except for the exceptions noted in the Schedules to this Agreement, Seller represents and warrants to Buyer as follows:

3.1         Organization.

(a)          Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease, and operate the Assets and to carry on the Business as now being conducted.

(b)          Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Assets are owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not result in a Material Adverse Effect.

(c)           The Shareholder is the only record and beneficial owner of ownership, equity, capital or stock of Seller.

3.2         Authorization; Execution and Delivery. Seller has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which Seller is a party by Seller and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller and, assuming the due and valid execution and delivery thereof by any counterparties thereto, constitute legal, valid, and binding agreements on Seller’s part, enforceable against Seller in accordance with their terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforcement Exceptions”).

3.3         Non-Contravention; Antitrust Matters.

(a)               Neither the execution or delivery by Seller of this Agreement or the Transaction Documents to which Seller is a party nor the consummation of the Transactions will: (i) conflict with or result in any breach of any provision of the articles of incorporation, bylaws or other organizational documents of Seller or any resolutions or consents adopted by the Seller’s board of directors or the Shareholder; (ii) require Seller to obtain any consent, approval, authorization, accreditation or action of, or make any filing with or give any notice to (collectively, “Consents, Filings, and Notices”), any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and any arbitrator, self-regulatory authority, trade association or accreditation body (each, a “Governmental Entity”) or any other Person; (iii) violate, conflict with, or result in the breach of any of the terms of, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the provisions of any Material Contract to which Seller, the Business or the Assets may be subject; (iv) violate any law, statute, regulation, ordinance, rule, code, Order, governmental requirement, requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Entity applicable to Seller, the Business or the Assets (“Applicable Law”) or order, judgment, injunction, determination, award or decree addressed to or naming Seller (collectively, “Orders”) of any Governmental Entity applicable to Seller, the Business or the Assets; or (v) result in the creation of any Lien on the Assets.

(b)          The acquired person (as defined in 16 CFR § 801.2(b)), which includes Seller as an entity, had annual net sales and total assets (in each case calculated in accordance with 16 CFR § 801.11) as stated on the last regularly prepared annual statement of income and expense, and on the last regularly prepared balance sheet, respectively, of less than $18,400,000.

3.4         Financial Statements.

(a)           Seller has made available to Buyer a copy of the unaudited reviewed balance sheets and income statements of the Business as of and for the periods ended December 31, 2019 and the unaudited and unreviewed balance sheets and income statements of the Business as of and for the period ended December 31, 2020 (such financial statement as of and for the period ended December 31, 2020, the “2020 Financial Statements” and, collectively, the “Annual Financial Statements”). Copies of the Annual Financial Statements are attached hereto as Schedule 3.4(i). The Annual Financial Statements were prepared in accordance with GAAP, applied on a consistent basis through the periods involved, and present fairly in all material respects the results of operations of the Business for the fiscal years ended December 31, 2019 and 2020. Seller has also made available to Buyer the unaudited and unreviewed balance sheet and income statement of the Business (the “Interim Financial Statements”) for the six-month period ended June 30, 2021, a copy of which is attached hereto as Schedule 3.4(ii) (together with the Annual Financial Statements, the “Financial Statements”). Such Interim Financial Statements present fairly in all material respects the results of operations of the Business for the six-month period ended June 30, 2021, and in each case have been prepared on a basis consistent with the Annual Financial Statements, except that the Interim Financial Statements are subject to normal year-end adjustments, none of which will be material individually or in the aggregate. The books and other records of the Business have been maintained in accordance with commercially reasonable business practices. All material financial transactions of the Business have been recorded in the books of account of the Business and such books of account fairly and accurately provide the basis for the financial position and the revenues, expenses and results of operation of the Business set forth in the Financial Statements. All of such books and records are in the possession of the Business and will be put into Buyer’s possession at the Closing or as otherwise provided in the Transition Services Agreement.

(b)          Any loan received by Seller pursuant to the Payroll Protection Program has been forgiven in full.

(c)           The Business does not have any material liabilities or obligations of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) (collectively, “Liabilities”), which, in accordance with GAAP are required to be reflected in a balance sheet, except (i) Liabilities that are accrued or reserved in the Interim Financial Statements; (ii) Liabilities which have arisen since June 30, 2021 that were incurred in the Ordinary Course of Business; (iii) Liabilities disclosed on Schedule 3.4(c); or (iv) Liabilities expressly contemplated to be incurred by this Agreement.

3.5         Assets.

(a)           Seller has good and indefeasible title to, or a valid and binding leasehold interest in, or a valid license for, all of the Assets, free and clear of all Liens except for (A) (i) Liens for Taxes, assessments, and other governmental charges not yet due and payable; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, or other similar Liens incurred in the Ordinary Course of Business, consistent with past practice; and (iii) with respect to leased equipment, equipment leases with third parties entered into in the Ordinary Course of Business (all items included in clauses (i) through (iii) are referred to collectively as “Permitted Liens”), and (B) Liens that are released at Closing pursuant to Section 2.2(j).

(b)           Except as set forth on Schedule 3.5(b), each tangible Asset (other than Inventory) is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used. Seller has exclusive possession and control of each such Asset. The fixtures, equipment and any other tangible property included in the Assets have been maintained as reasonably determined to be proper by Seller, and in accordance with normal applicable industry practice.

(c)           The Assets constitute all of the material assets, tangible and intangible, necessary for the operation of the Business as currently conducted, other than those Excluded Assets described in paragraphs (b), (e), (f), (g), (h), (j), (k), (l) and (m) of Section 1.2.

3.6         Compliance with Laws; Licenses and Permits.

(a)           The Business is, and since January 1, 2017 has been, in material compliance with all Applicable Laws or Orders of any Governmental Entity applicable to the Business.

(b)           Since January 1, 2017, no notice has been received by Seller from or, to the Knowledge of Seller, is threatened by any Governmental Entity alleging any material violation of or liability of the Business under any Applicable Law or Order.

(c)           Seller has all licenses, permits, waivers, authorizations, accreditations, clearances, certificates, exemptions or approvals, and has made all registrations, listings and applications issued or required by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity with oversight over Seller, the Business or the products of the Business that are material to conduct the Business as currently conducted and as contemplated for the use of the Assets by Buyer (collectively, “Material Permits”). All Material Permits are in full force and effect, and no proceeding is pending or, to the Knowledge of Seller, threatened to terminate, revoke, suspend, limit or modify any Material Permit or alleging that the Business is not in material compliance with any Material Permit. To the Knowledge of Seller, no Governmental Entity is considering limiting, suspending, or revoking any such Material Permit. Seller has been, it and the Business are, and upon delivery the Assets will be, in compliance with all Material Permits. Seller has fulfilled and performed its obligations under each Material Permit and, to Seller’s Knowledge, no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Material Permit. Except as set forth on Schedule 3.6(c), the purchase of the Assets by Buyer will not result in the termination, revocation, suspension, or modification of any Material Permits. Schedule 3.6(c) identifies all Material Permits.

(d)          Since January 1, 2017, neither Seller nor any officer, director, or employee of Seller, nor, to the Knowledge of Seller, any agent or representative of Seller, acting in such capacity, has in the conduct of the Business directly or indirectly violated or taken any act in furtherance of violating any provision of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Applicable Laws of any applicable jurisdiction, such as by making, offering or promising, directly or indirectly, any contribution, gift, bribe, rebate, loan, payoff, influence payment, kickback or other payment, or promise of payment, of anything of value, to any Government Official for the purpose of inducing such Government Official to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his, her or its influence with a Governmental Entity to affect any act or decision of such Governmental Entity for the purpose of assisting any Person to obtain or retain any business, or to facilitate the Business or for any other improper purpose in connection with the Business (e.g., to obtain a tax rate lower than allowed by Applicable Law).  The term “Government Official” means any: (i) officer or employee of a Governmental Entity (including any state-owned or state-controlled enterprise) or of a public international organization; or (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family.

(e)        Schedule 3.6(e) sets forth the status of each filing or application filed with the FDA and any other comparable non-U.S. Governmental Entity with respect to the products of the Business. The Business has not made changes to any cleared or approved and marketed medical device so as to require submission of a new 510(k) or premarket notification to the FDA or to require the equivalent application to a relevant foreign regulatory agency. Except as set forth on Schedule 3.6(e):

(i)             Since January 1, 2017, the Business has been conducted in substantial compliance with all medical device Applicable Laws, including (A) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), (B) the Quality System regulation (21 C.F.R. Part 820), ISO 13485:2016, and any other Applicable Laws regarding manufacturing requirements, including the testing of incoming components and in process product, equipment validation and maintenance, complaint file requirements, complaint investigation requirements, process validation, document retention, change controls, and master file and device history file documentation, (C) any comparable foreign Applicable Laws, and (D) state licensing, disclosure and reporting requirements.

(ii)            Except as set forth on Schedule 3.6(e)(ii), to the Knowledge of Seller there has been no event that reasonably suggests that an AffloVest device may have caused or contributed to a death or serious injury, or that an AffloVest has malfunctioned in a manner in which it would be reasonably likely to cause or contribute to a death or serious injury if the malfunction were to occur.

(iii)           All pre-clinical and clinical investigations conducted or sponsored by Seller relating to the Business were conducted or are being conducted in compliance in all material respects with all Applicable Laws administered or issued by the applicable Governmental Entities, including, where applicable, (A) FDA Good Laboratory Practice standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and (B) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations. Seller has not received any information from the FDA or any other Governmental Entity with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of the products of the Business which threatened the denial of any application for marketing approval currently pending before the FDA or such other Governmental Entity.

(iv)           All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by Seller with respect to the Business has been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability currently exists with respect to such filing. Seller has not, and no officer, employee, or, to Seller’s Knowledge, agent or distributor of Seller has, made, with respect to any products of the Business, an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(v)            As to the products of the Business subject to the FDCA and the regulations of the FDA promulgated thereunder, or similar foreign Applicable Laws and regulations of any other foreign jurisdiction that is or has been developed, manufactured, tested, distributed and marketed by or on behalf of Seller, each such product of the Business is being or has been developed, manufactured, tested, distributed and marketed in substantial compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, and similar foreign Applicable Laws and regulations, including those relating to investigational use, or marketing approval to market a product of the Business, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security.

(vi)          There have been no recalls, field notifications, field corrections, or seizures ordered or adverse regulatory actions taken or, to the Knowledge of Seller, threatened by the FDA or any other Governmental Entity with respect to any of the products of the Business (“Recalls”), including, to the Seller’s Knowledge, during the time period of production, processing, packaging or storage for any product of the Business, any facilities where any such product is produced, processed, packaged or stored.

(vii)          Seller has not received any notice or other communication that (A) the FDA or any other Governmental Entity has commenced or, to the Knowledge of Seller, threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance, premarket approval, rights or other approval or request the Recall of any product of the Business or (B) alleges any violation of Applicable Law by Seller with respect to any product of the Business.

(f)            Seller is conducting the Business and operations in compliance with all applicable Public Health Laws (as defined below).  Seller is not subject to any obligation which negatively impacts the operations of the Business in any material way arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of any Governmental Entity, and, to the Knowledge of Seller, no such obligation has been threatened.  All products of the Business distributed, sold or marketed by or on behalf of Seller that are subject to the jurisdiction of any Governmental Entity have been and are being distributed, sold and marketed (as applicable) in compliance with the Public Health Laws.  Seller has not and is not as of the date hereof undergoing any Recall of any of the products of the Business, other than routine inspections occurring in the Ordinary Course of Business of Seller.  For purposes hereof, “Public Health Laws” means all Applicable Laws relating to the procurement, development, manufacture, production, analysis, research, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including any ingredient or component of the foregoing products) subject to regulation under the FDCA and similar supranational, foreign or state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

3.7         Litigation. Except as set forth on Schedule 3.7, with respect to the Business, there are no (and, since January 1, 2017, there have not been any) actions, litigation, governmental investigations, administrative proceedings, arbitration or other proceedings (each a “Legal Proceeding”) by or before any Governmental Entity or other Person, and no Legal Proceeding is pending or, to the Knowledge of Seller, threatened against the Business or the Assets. The Business is not subject to any Orders of any court, Governmental Entity or other Person.

3.8         Absence of Certain Changes or Events.

(a)           Since December 31, 2020, Seller has conducted the Business only in the Ordinary Course of Business, and there has not been any change, condition, circumstance, event, effect or occurrence that (i) has, or would reasonably be expected to have, a material adverse effect upon the financial condition, assets, liabilities, operations, or results of operations of the Business or (ii) a material adverse effect on the ability of Seller to timely perform its obligations under this Agreement, or timely consummate the Transactions; provided, that any change, event or effect to the extent (but only the extent) arising from or constituting (A) conditions affecting the United States economy generally, (B) any earthquake, hurricane or other natural disaster or any epidemic, pandemic, disease outbreak or other public health crisis or public health event, or the worsening of any of the foregoing (including unforeseen developments with respect to the COVID-19 virus outbreak (“COVID-19”)), (C) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (D) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (E) changes in GAAP, (F) changes in any Applicable Laws, or other binding directives issued by any Governmental Entity, (G) any change that is generally applicable to the industries or markets in which the Business operates, (H) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying facts and circumstances giving rise to such failure shall be taken into account unless otherwise excluded from the definition of Material Adverse Effect) or (I) the execution, announcement or performance of this Agreement, the consummation of the Transactions or the identity of Buyer, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (A) through (G), such matter shall only be excluded so long as such matter does not have a disproportionate effect on the Business relative to other comparable entities operating in the industry in which the Business operates; provided, further that clause (I) above shall not apply in connection with any non-contravention, no-consents or similar representation or warranty set forth in Article 3 with respect to the performance of this Agreement, or any condition as it relates to any such representation or warranty (a “Material Adverse Effect”).

(b)           Without limiting the generality of Section 3.8(a), since December 31, 2020, and except as set forth on Schedule 3.8(b), the Business has not:

(i)             subjected any of the material Assets to any Lien;

(ii)            sold, assigned, leased, licensed or transferred any material Asset to any other Person, except inventory sold in the Ordinary Course of Business;

(iii)           suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;

(iv)           increased in any material respects its total number of employees or the compensation, bonuses, or benefits payable or to become payable to any employees, distributors, agents, or representatives, except for increases to its employees in the Ordinary Course of Business consistent with past practice or as required under any existing employment agreement disclosed in Schedule 3.10;

(v)            adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, change of control, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Benefit Plan for the benefit or welfare of any individual;

(vi)           placed any employee on a paid or unpaid furlough, or implemented any facility closing or other layoff of employees;

(vii)          suffered any material work stoppage or labor dispute;

(viii)         entered into or amended any agreement or other arrangement with any of Seller’s Affiliates;

(ix)            disclosed any confidential, proprietary or non-public information, except with Buyer or otherwise in connection with the Transactions and as otherwise has been reasonably protected under a customary non-disclosure agreement;

(x)             except in the Ordinary Course of Business, (A) paid, discharged, settled or satisfied any claim, obligation or other liability or (B) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value;

(xi)            failed to prepare and timely file all material Tax Returns required to be filed before Closing or timely withhold and remit any employment Taxes;

(xii)          except in the Ordinary Course of Business, (A) entered into any Material Contract or amended or terminated any Material Contract, or (B) waived, released or assigned any right or claim under any Material Contract;

(xiii)         (A) adopted or changed any accounting method or principle, except as required under GAAP, or (B) changed any annual accounting period;

(xiv)         made any capital expenditure or purchased or otherwise acquired any Asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000 (individually or in the aggregate));

(xv)          other than this Agreement, entered into any agreement or commitment, whether orally or in writing, to do any of the foregoing.

3.9          Environmental Matters.

(a)           The Business is and at all times since January 1, 2017 has been in material compliance with all Applicable Laws relating in any way to pollution, compensation for damage or injury caused by pollution or protection of the environment, human health, or natural resources (collectively, “Environmental Laws”). As used in this Agreement, an “Environmental Claim” shall mean any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned or leased by the Seller or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business.

(b)          As used in this Agreement, “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous or solid wastes, petroleum and fractions thereof, asbestos, PCBs and all other chemicals, wastes, substances and materials listed in, regulated by, or identified in any Environmental Laws. The Business has not stored, transported or handled Hazardous Substances except in material compliance with all Applicable Law. The Business has not released, installed, used, stored, generated, treated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Substances in any manner so as to create any liability under any Environmental Law.

(c)           Seller has made available to Buyer all environmental site assessment reports (including Phase I and II environmental site assessments), if any, which Seller possesses, and all Material Permits, relating in any way to the Business or the Leased Real Property with respect to any Environmental Law.

3.10       Material Contracts.

(a)          Schedule 3.10 sets forth a list, as of the date hereof, of all of the following contracts and agreements to which the Seller is a party with respect to the Business, or by which any of the Assets are subject, whether written or unwritten (collectively, the “Material Contracts”):

(i)             any purchase order, agreement, or commitment involving more than $25,000 entered into by the Business to sell any products under which the Business has unfulfilled obligations;

(ii)            any purchase order, agreement, or commitment involving more than $25,000 entered into by the Business to purchase any products or services that calls for performance over a period of more than one year (other than those that are terminable at will or upon not more than 90 days’ notice by the Business without any liability to the Business, except liability with respect to any supply or product purchased before the termination thereof);

(iii)           any agreement for the deferred purchase of any Assets (excluding normal trade payables) or any agreement that subjects any of the Assets to any Lien (other than a Permitted Lien);

(iv)           any joint venture, partnership, business affiliation or other arrangement involving a sharing of profits;

(v)            any material sales agency, advertising, promotional, brokerage or distribution agreement;

(vi)           any agreement that includes provisions regarding minimum requirements or volume discounts or that contains most favored nation pricing provisions;

(vii)          any employment, consulting, independent contractor, severance, deferred compensation, retention or change of control agreement or arrangement;

(viii)         any collective bargaining agreement;

(ix)          any non-competition, non-solicitation or similar limitation that restricts or purports to restrict the Business, Seller or their Affiliates from competing in any line of business or with any Person or in any geographic area or during any period of time;

(x)             any agreement with any Affiliates of Seller;

(xi)            any agreement for the sale or lease of any material Assets, other than for the sale of obsolete equipment in the Ordinary Course of Business;

(xii)          any agreement for the sale, purchase, acquisition or development of Intellectual Property;

(xiii)         any agreement to license (either as licensor or licensee) any Intellectual Property (other than customary non-negotiated licenses of off-the-shelf computer software with annual fees of less than $1,000);

(xiv)         any agreement for capital expenditures in excess of $25,000;

(xv)          any agreement obligating the Business to make any rebates, discounts, promotional allowances or similar payments or arrangements or that include any deferred payment or similar arrangement;

(xvi)         any outstanding power of attorney with respect to only the Business or the Assets granted by Seller in favor of a third Person whether or not an Affiliate;

(xvii)        any agreement, including Quality Agreements, requiring suppliers or vendors to provide only those components or services to the Business that meet the Business’s specifications and manufacturing quality requirements; and

(xviii)       any other agreement material to the Business.

(b)           (i) All Assumed Contracts are in full force and effect and are valid, binding, and enforceable against Seller in accordance with their terms and will continue to be in full force and effect after the Closing, except to the extent such enforcement may be limited by the Enforcement Exceptions; (ii) Seller is not in material breach of any Assumed Contract; (iii)  no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Assumed Contract by or in respect of Seller or the Business; (iv) to the Knowledge of Seller, no other party to an Assumed Contract is in breach of any material provision of any Assumed Contract; and (v) to the Seller’s Knowledge, no event has occurred that constitutes, or after the giving of notice or passage of time or both would constitute, a default or event of default under an Assumed Contract by or in respect of any other party to the Assumed Contract. Seller has not received any written or oral notice from any counterparties in connection with any of the Assumed Contracts (x) that any such party intends to terminate, not renew, cancel or materially decrease its business with Seller, or (y) for any claim for damages or indemnification with respect to the products or performance of services pursuant to any Assumed Contract.

(c)        Correct and complete copies of each written Material Contract and any amendments thereto and summaries of each unwritten Material Contract have been made available to Buyer.

3.11        Business Relationships.

(a)         Schedule 3.11(a) sets forth a correct and complete list of the 10 largest (by dollar volume) customers, group purchasing organizations and distributors of the Business for the fiscal years ended December 31, 2020 and December 31, 2019 and for the six-month period ended June 30, 2021. There are no material disputes outstanding with any customer listed on Schedule 3.11(a), nor has any such customer indicated any intention to terminate or materially change the terms of its relationship with the Business.

(b)         Schedule 3.11(b) sets forth a correct and complete list of the 10 largest (by dollar volume) vendors and suppliers of the Business for the fiscal years ended December 31, 2020 and December 31, 2019 and for the six-month period ended June 30, 2021. There are no material disputes outstanding with any vendor or supplier listed on Schedule 3.11(b), nor has any such vendor or supplier indicated any intention to terminate or materially change the terms of its relationship with the Business.

3.12        Employees; Employee Benefits.

(a)           Schedule 3.12(a) sets forth a list of each of the following with respect to the Offered Employees (collectively, the “Benefit Plans”):

(i)               employment contracts;

(ii)              union and collective bargaining or similar agreements;

(iii)             commission, incentive, or bonus plans or arrangements;

(iv)            employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer pension plans, as defined in ERISA Section 3(37) or individual retirement account based retirement programs;

(v)             non-qualified retirement, pension (including defined benefit pension plans) or profit-sharing plans;

(vi)            deferred compensation plans;

(vii)           medical, dental, disability, life, employee welfare or health insurance plans, including plans subject to Section 125 of the Internal Revenue Code of 1986, (the “Code”), plans covering former employees under which Seller has any remaining liability, and multiemployer health and welfare plans to which any obligation to contribute exists under a collective bargaining or similar agreement;

(viii)           equity purchase, equity option, performance share, phantom equity, management incentive or other equity-based plans;

(ix)             severance, retention, change of control, non-compete or non-solicitation agreements, plans or policies;

(x)              employee welfare benefit plans, as defined in Section 3(1) of ERISA;

(xi)             split-dollar life insurance plans or agreements; and

(xii)            all other material employee fringe benefits.

(b)           The Seller has provided to Buyer a copy of the most recent determination, opinion or advisory letter (if any) received from the Internal Revenue Service (the “IRS”) with respect to any Seller Plan that is intended to be qualified under Code Section 401(a).

(c)            With respect to each Benefit Plan: (i) such plan has been established and administered in accordance with its terms, and is in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; and (ii) such plan, if intended to be qualified within the meaning of Code Section 401(a), either is the subject of an unrevoked current favorable determination letter from the IRS with respect to such plan’s qualified status under the Code or is a preapproved plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such preapproved plan, and, in any of such cases, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification. Buyer will have no liability on or after Closing with respect to any Benefit Plan or with respect to any plan, contract or arrangement that would be a Benefit Plan if it covered any Offered Employee, including any arrangement providing benefits to any current or former employee, independent contractor or manager (or any dependent or beneficiary of such person) of Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which Seller or any ERISA Affiliate has any current or potential liability, whether written or unwritten (collectively with the Benefit Plans, the “Seller Plans”).

(d)           Seller has complied in all material respects with its obligations related to and is not in default (and no event has occurred that, after the giving of notice or passage of time or both, would constitute a default) under, any Seller Plan. Seller is current with all contributions and premiums due with respect to any Seller Plan.

(e)           No Benefit Plan or Seller Plan provides any welfare benefits to any former employee (or dependent thereof) after the employee’s termination of employment, except as required by Section 4980B of the Code and the regulations thereunder or any applicable state law (“COBRA”) or applicable state law, and at the participant’s (or dependent’s) sole expense.

(f)            At no time in the past has Seller (or any trade or business that is in a controlled group of corporations or under common control with Seller within the meaning of Code Section 414 or ERISA Section 4001 (an “ERISA Affiliate”)) (i) maintained or made any contributions to any employee pension benefit plan that is subject to Title IV of ERISA, or (ii) maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)           There has been no event that has occurred, and no condition that exists with respect to any plan that would subject the Business (or any Asset), either directly or by reason of affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws.

(h)           To Seller’s Knowledge, there are no pending claims by the Offered Employees for benefits under applicable workers’ compensation or similar laws or under any disability plan (whether insured or self-insured) maintained by Seller, and no Offered Employee is absent from work due to a leave (whether paid or unpaid) under which the employee has reemployment rights under Applicable Law, including leaves subject to the Family and Medical Leave Act, pregnancy or parenting leaves, educational leaves or military leaves.

(i)           The consummation of the Transactions will not result in any new or increased obligations to Offered Employees, including severance pay or benefits due to a change of control, increased vesting or benefit accruals (unless required by Applicable Law), or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

(j)            Seller is in compliance in all material respects with all Applicable Laws concerning labor and employment, including all Applicable Laws relating to employment discrimination, civil rights, equal pay, employee classifications, classification of workers as employees or independent contractors, wages and hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration or the withholding and payment of income, social security (FICA) or similar Taxes. No Legal Proceeding relating to any such Applicable Laws are pending or, to the Knowledge of Seller, threatened.

(k)           Each of the Offered Employees is a United States citizen or otherwise has the lawful right to work in the United States. Seller has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each Offered Employee with respect to whom such form is required under Applicable Law.

(l)            Except for travel advances in the Ordinary Course of Business, Seller has not loaned any money to any Offered Employees.

(m)          Within the last three years, Seller has not implemented any plant closing or mass layoff of employees governed by the Worker Adjustment and Retraining Notification Act or any similar state or local law and no such plant closing or mass layoff has been announced or is planned. At no time since January 1, 2021 has an Offered Employee been on a paid or unpaid furlough or temporary layoff.

(n)           Schedule 3.12(n) lists, with respect to each Offered Employee, such employee’s name, position, location of employment, hire date, classification as exempt or non-exempt under the Fair Labor Standards Act, current annual salary or hourly rate of pay, current bonus or other incentive compensation eligibility, status as full-time or part-time or on disability or other leave of absence (with “full-time” being defined as at least 40 hours per week), total wages paid for prior calendar year, current accrued vacation or other paid time off balances, and any perquisites provided to the employee.

(o)           Each Person whom Seller currently retains as an independent contractor or consultant or was previously retained as an independent contractor or consultant qualifies, or at all times while performing services for Seller during the past three (3) years qualified, as an independent contractor and not as an employee of Seller under Applicable Laws.

(p)           Seller has followed in all material respects any orders issued by federal, state or local Governmental Entities related to COVID-19.

(q)           Seller does not have a present intention to terminate the employment of any Offered Employee and, to the Knowledge of the Seller, no such employee has any present intention to terminate their employment.

(r)            Since January 1, 2017, (i) no allegations of harassment have been made against or by any Offered Employee, and (ii) Seller has not entered into any settlement agreements related to specific allegations of sexual harassment or misconduct by or against any Offered Employee.

(s)           Seller has made available to Buyer a true and complete copy of each employee handbook that applies to the Offered Employees, including any remote work or return-to-work policies or plans.

3.13        Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations and post-grant reviews thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium). Schedule 1.1(e) lists the Intellectual Property Assets owned by, or purported to be owned by, or exclusively licensed to Seller and used in the Business. Seller is the sole owner of, or has the exclusive perpetual right to use without consideration, all Intellectual Property Assets required to be identified on Schedule 1.1(e), free and clear of all Liens, other than Permitted Liens and Liens that are released at Closing pursuant to Section 2.2(j).

(b)           Seller has taken reasonable actions to maintain, police and protect the Intellectual Property Assets, and all Intellectual Property Assets are subsisting, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with any registrations or applications included in the Intellectual Property Assets (collectively, the “Registered Intellectual Property”) have been paid and all documents, recordations and certificates in connection with the Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting the Registered Intellectual Property and recording the Seller’s ownership interests therein. There are no pending actions by third parties nor, to the Knowledge of Seller, threatened actions by third parties challenging the validity and enforceability of, or contesting the Seller’s rights with respect to, any Intellectual Property Assets, other than office actions in the ordinary course of prosecution. Seller has not received any notice or claim challenging the validity or enforceability of any Intellectual Property Assets, other than office actions in the ordinary course of prosecution.

(c)           The Intellectual Property Assets are sufficient for the conduct of the Business in the manner in which it is currently conducted. The purchase of the Assets by Buyer will not result in the termination, revocation, suspension, or modification of any material Intellectual Property Assets. The Business has taken commercially reasonable efforts to maintain the secrecy of all of the Business’s and its customers’ confidential information and all information that Seller treats as a trade secret or proprietary information. All use and/or disclosure of any such information by or to a third party has been pursuant to the terms of a written contract between Seller and such third party. To the Knowledge of the Seller, the Seller has not experienced any breach of security or otherwise unauthorized access or use by third parties to any such information in the Seller’s possession, custody or control.

(d)           The Business has not since January 1, 2017 infringed upon or misappropriated, and does not infringe upon or misappropriate any Intellectual Property rights of third parties, and, since January 1, 2017, neither Seller nor the officers (or employees with responsibility for Intellectual Property matters) of Seller have received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party or any notices of patent rights that might be relevant to the Business or offers to license Intellectual Property to Seller). To the Knowledge of Seller, no third party has infringed upon or misappropriated, and no third party does interfere with, infringe upon, misappropriate or otherwise conflict with, any of the Intellectual Property Assets and, since January 1, 2017, the Business has not made any communications to a third party claiming or alleging any such interference, infringement, misappropriation or conflict.

(e)           Except as set forth on Schedule 3.13(e)(i), no right, license or option has been granted to any third party and there has been no transfer or assignment of any ownership interest or exclusive licenses granted with respect to any of the Intellectual Property Assets, and there are no plans to do so. Except as disclosed on Schedule 3.13(e)(ii), Seller owns and has the right to own all Intellectual Property Assets developed by its past and current employees, contract workers, consultants and agents in connection with their services for Seller, and all such parties have executed in writing an enforceable assignment of all such Intellectual Property Assets with the Seller that (i) provides Seller with ownership of Intellectual Property Assets resulting from their services for such Seller and (ii) requires such parties to execute such additional assignments of such Intellectual Property Assets to Seller as Seller may require. Other than compensation for services performed, Seller has no obligation to pay any such party referred to above any sums for the ownership or use of Intellectual Property Asset which is the subject of this Section 3.13.

(f)            Except as set forth on Schedule 3.13(f), no (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Intellectual Property Assets. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

3.14        Labor Disputes. Seller is not a party to or bound by any labor or collective bargaining agreement, nor has Seller experienced any strike, picketing, grievance, labor arbitration, claim of unfair labor practices or other collective bargaining dispute within the past three years. To the Seller’s Knowledge, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of the Business.

3.15        Taxes.

(a)           For the purposes of this Section 3.15, the “Business” includes Seller, the Business and any or all of their respective predecessors or past subsidiaries, whether or not in existence as of the date of this Agreement. The Business has filed or caused to be filed on a timely basis all Tax Returns required to be filed on or before the Closing Date. For purposes of this Agreement, “Taxes” means all (i) federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat or unclaimed property, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto (or with respect to any failure to timely and properly file a Tax Return) and any interest in respect of such additions or penalties; (ii) liability for the payment of any amounts of the type described in clause (i) for the Taxes of any other Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any comparable provisions under state, local or non-U.S. Law); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor or transferee. “Tax Returns” means any and all returns, declarations, reports, statements, schedules, notices, forms or other documents or information, and any predecessor or successor forms thereto, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Governmental Authority in respect of any Tax.

(b)           All Taxes due and owing have been paid whether or not shown due on a Tax Return.

(c)           The Business has deducted, withheld, and timely paid over to the applicable Governmental Entity all material Taxes the Business is obligated to deduct, withhold, and pay over from amounts owing to any employee, creditor, or third party. The Business has collected all required exemption or similar certificates required to substantiate an exemption from any sales Tax to be collected by the Business.

(d)           Since January 1, 2017, no claim in writing has been received by Seller from a Governmental Authority in a jurisdiction where the Business does not file Tax Returns that the Business is or may be subject to taxation by such jurisdiction.

(e)           The Business is not, nor has been, party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or order.

(f)            There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets.

(g)           Seller has elected, pursuant to Section 1362 of the Code, to be treated as an “S corporation,” as that term is defined in Section 1361 of the Code, for federal income tax purposes continuously since its formation, has filed similar elections with each state taxing authority requiring a separate state election to be treated as an S corporation and, since that date, and on the Closing Date, has been and will be validly treated in a similar manner for purposes of applicable state and local income Tax laws in the jurisdictions in which Seller has been subject to taxation.

3.16        Finders or Investment Bankers. Seller has not retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of a fee by Buyer or the Business.

3.17        Insurance. Schedule 3.17 sets forth a list of all policies of insurance maintained by Seller with respect to the Assets and the Business that are currently in force. All required premiums have been paid with respect to such insurance policies through the date hereof. Seller has made available to the Buyer a true, correct and complete copy of each insurance policy listed on Schedule 3.17, together with all amendments, waivers or other changes thereto. Any insurance required to be maintained by Seller under any agreement is so maintained. Seller is not in default with respect to its obligations under any insurance policy maintained by it, and Seller has not been denied insurance coverage except to the extent that specific insurers declined to provide quotes when coverage was marketed at renewal. Seller does not have any self-insurance or co-insurance programs.

3.18        Real Estate.

(a)           Seller has delivered to Buyer true, complete and correct copies of the Real Property Leases. Each Real Property Lease constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. Other than the Leased Real Property, Seller does not own or lease, and has never owned, any real property.

(b)           The use and occupancy by the Seller of the Leased Real Property are in compliance in all material respects with all Applicable Laws with respect to the operation of the Business thereon.

3.19        Transactions with Affiliates. Except as set forth on Schedule 3.19:

(a)           no member, officer, former officer, director, former director, employee (whether current or former), or beneficiary of, or any other Person not dealing at arm’s length with, the Business, Seller or any of their respective Affiliates, is engaged in any transaction or arrangement with Seller, other than indemnification rights and similar ordinary course arrangements relating thereto; and

(b)           Seller is not indebted to any of its employees or any Person not acting at arm’s length with any of them in any manner whatsoever, and has not guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any Person.

None of Seller, its Affiliates or its officers, directors, employees and equity holders have been involved in any business arrangement or relationship with the Business within the past 12 months (other than employment arrangements in the Ordinary Course of Business), and none of Seller, its Affiliates, its officers, employees and equity holders owns any asset, tangible or intangible, that is used in the Business.

3.20        Warranties. Schedule 3.20 contains a true, correct, and complete description of the product and service warranties provided by the Business. There have not been any material deviations from such warranties, and neither the Business nor any of its salespeople, employees, distributors, or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties. The Business has not made any oral warranty with respect to any of their products or services. Seller has made available to Buyer a true, correct, and complete schedule of all warranty claims within the past two years against the Business. There are no claims pending against the Business alleging defects in the products or services of the Business.

3.21        Solvency. Before giving effect to the Transactions:

(a)           Seller was not and, to the Knowledge of Seller, Seller will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code;

(b)           Seller does not have unreasonably small capital nor is engaged or about to engage in a business or a transaction for which any remaining assets of Seller are unreasonably small;

(c)           by executing, delivering or performing its obligations under this Agreement or Transaction Documents, Seller does not intend to hinder, delay or defraud either present or future creditors of the Business or any of its Affiliates; and

(d)           at this time, Seller does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar Action under any Applicable Law of any jurisdiction, nor, to the Seller’s Knowledge, is the Business the subject of any bankruptcy, insolvency or similar proceedings under any Applicable Law of any jurisdiction.

3.22        Product Liability. Schedule 3.22 sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product distributed or sold by the Business since January 1, 2017. The Business does not have any Liability (and there is no reasonable basis for any present or future Action, suit, hearing, investigation, charge, complaint, claim, or demand against the Business giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product processed, sold, distributed, or delivered by the Business or any of its predecessors.

3.23        Data Privacy.

(a)           The Business is currently, and has been in compliance with (i) the Health Insurance Portability and Accountability Act of 1996, as amended by  HITECH (collectively, “HIPAA”) and all other Applicable Laws or industry standards, including the Payment Card Industry Data Security Standard, concerning the privacy and security of Personal Information, and any Applicable Law regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of any information that identifies or would be reasonably linked to an identifiable individual (“Personal Information”) and all regulations promulgated hereunder, including the following, only to the extent applicable to the Business: HIPAA, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, state privacy laws, U.S. state data security and breach notification laws, state health information privacy laws (collectively, the “Privacy and Security Laws and Standards”); and (ii) any obligations of Seller under contracts related to the Business to which Seller is a party concerning the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information and any related notifications.  Without limiting the foregoing, Seller has entered into a business associate agreement (“BAA”) with each applicable third party to the extent required by HIPAA and has posted in accordance with Privacy and Security Laws and Standards a privacy policy governing its use of Personal Information on its public websites and internally for its employees.

(b)           Seller has (i) developed, implemented, and conducted the Business in compliance with, any public privacy notices, and data security or privacy policies and procedures (copies of which have been made available to Buyer); (ii) maintained commercially reasonable and necessary administrative, physical and technical safeguards designed to protect the confidentiality, integrity and availability of Personal Information in its possession or control, and to prevent the loss and unauthorized use, access, alteration, destruction or disclosure of such Personal Information; and (iii) trained those of its employees whose job duties include compliance with the laws described in Section 3.23(a) to follow these policies and procedures.

(c)           Seller has not been subject to or received written or, to the Knowledge of Seller, oral notice of any Order or Action by any Governmental Entity or Person or any complaints regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information or the violation of any applicable Privacy and Security Law or Standard by the Business.  To the Knowledge of Seller, no such Action is threatened against the Business.

(d)           Seller has not suffered, discovered or been notified in writing of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Information in the conduct of the Business that (i) constitutes a breach or a data security incident under any applicable Privacy and Security Law or Standard or would trigger a notification or reporting requirement under any BAA to which it is a party or any contract; or (ii) materially compromises (individually or in the aggregate) the security or privacy of such Personal Information.

(e)           Seller does not have any contract obligation to maintain Personal Information in a manner that logically or physically separates data of one customer from that of another.

(f)            Seller has not reported a breach or compromise of Personal Information to any Person or Governmental Entity, either voluntarily or based on contract obligations or Privacy and Security Laws and Standards.

(g)           The consummation of the Transactions does not violate any Privacy and Security Laws and Standards, contract obligation related to Personal Information, or privacy policy of Seller.

3.24        No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedules) or in any other Transaction Document, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law, all of the foregoing being hereby expressly disclaimed.

(b)           Seller acknowledges and agrees that any claims Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of Buyer set forth in Article 4 hereof. Seller has not relied on any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller and its representatives, or any representation or warranty arising from statute or otherwise in law, all of the foregoing being hereby expressly disclaimed. The foregoing shall not be deemed to release any Person from (or otherwise mitigate) any liability for Fraud.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1          Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2          Authority; Non-Contravention.

(a)           Buyer has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party by Buyer and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery thereof by any counterparties thereto, constitute legal, valid and binding agreements on Buyer’s part, enforceable against Buyer in accordance with their terms, except as the enforceability hereof and thereof may be limited by the Enforcement Exceptions.

(b)           Neither the execution or delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the amended and restated certificate of incorporation, amended and restated bylaws or other organizational documents of Buyer or any resolutions or consents adopted by the board of directors of Buyer; (ii) require Buyer to obtain or make any Consents, Filings, or Notices of or with any Governmental Entity or any other Person; (iii) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of, or cause the termination of or give any other contracting party the right to terminate or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or create a penalty under, any provision of any material contract; (iv) violate any Applicable Law or Orders applicable to the Buyer; or (v) result in the creation of any Lien on any assets of Buyer, except in the cases of clauses (ii) – (v), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

4.3          Pending Actions. There is no pending or, to the Knowledge of Buyer, threatened Legal Proceeding by or before any Governmental Entity against or relating to Buyer to restrain or prevent the carrying out of the Transactions or that would be reasonably likely to have a material adverse effect on the ability of Buyer to perform this Agreement.

4.4          Finders or Investment Bankers. Neither Buyer nor any of its officers or directors has retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of any amounts by Seller.

4.5          Financing. Buyer has such funds available that will be sufficient to pay the Closing Purchase Price and satisfy all other obligations of Buyer on and after the Closing under this Agreement and each other Transaction Document. Buyer represents and warrants that its obligations under this Agreement and the other Transaction Documents are not subject to it obtaining financing in order to pay the Closing Purchase Price or to satisfy any of its other obligations under this Agreement and the other Transaction Documents.

4.6          Solvency. Before giving effect to the Transactions:

(a)           Buyer was not and immediately after the Closing, to the Knowledge of Buyer, Buyer will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code;

(b)           Buyer does not have unreasonably small capital nor is engaged or about to engage in a business or a transaction for which any remaining assets of Buyer are unreasonably small;

(c)           by executing, delivering or performing its obligations under this Agreement or Transaction Documents, Buyer does not intend to hinder, delay or defraud either present or future creditors of the Business or any of its Affiliates; and

(d)           at this time, Buyer does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar Action under any Applicable Law of any jurisdiction, nor, to the Knowledge of Buyer, is the Business the subject of any bankruptcy, insolvency or similar proceedings under any Applicable Law of any jurisdiction which are pending or threatened.

4.7          No Other Representations and Warranties.

(a)           Except for the representations and warranties contained in this Article 4 or in any other Transaction Document, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller and its representatives, or any representation or warranty arising from statute or otherwise in law, all of the foregoing being hereby expressly disclaimed. Any claims Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of Buyer set forth in this Article 4 hereof. The foregoing shall not be deemed to release any Person from (or otherwise mitigate) any liability for Fraud.

(b)           Buyer acknowledges and agrees that, except for the representations and warranties contained in Article 3 (including the related portions of the Disclosure Schedules) or in any other Transaction Document, the Assets are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 3 hereof (as modified by the Schedules). Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the Assets and the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. The foregoing shall not be deemed to release any Person from (or otherwise mitigate) any liability for Fraud.

Article 5

Covenants

5.1          General, After Closing. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Business, other than the Retained Records. Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates of the Business from maintaining the same business relationships with the Business after the Closing as were maintained with the Business prior to the Closing.

5.2          Pre-Closing Conduct of Business. Except as expressly contemplated herein, as set forth on Exhibit 5.2, or as otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof through Closing, Seller will conduct the Business in the Ordinary Course of Business and Seller will not do any of the following with respect to the Business or the Assets:

(a)           (i) make any sale, lease to any other Person, license to any other Person or other disposition of any material Asset; (ii) make any capital expenditure or purchase or otherwise acquire any Asset (other than purchases of inventory in its Ordinary Course of Business, capital expenditures that do not exceed $5,000 (individually or in the aggregate), and capital expenditures fully paid by Seller prior to the Closing), license any intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software with annual fees of less than $1,000), lease any real property from any other Person or lease any tangible personal property from any other Person (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $5,000 (individually or in the aggregate)); (iii) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof; (iv) disclose any confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure contract); or (v) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(b)           grant or have come into existence any Lien on any material Asset, other than any Permitted Lien;

(c)           (i) except in the Ordinary Course of Business, enter into any Material Contract, or amend or terminate any Material Contract, or (ii) except in the Ordinary Course of Business, waive, release or assign any right or claim under any such Material Contract;

(d)           (i) adopt or change any accounting method or principle, except as required under GAAP, or (ii) change any annual accounting period;

(e)           fail to (i) use its commercially reasonable efforts to keep intact its business organization; (ii) use its commercially reasonable efforts to keep available its present officer and management-level employees; (iii) maintain the tangible Assets (other than Inventory) in good operating condition and repair (normal wear and tear excepted); (iv) maintain insurance with respect to such entity, its assets and properties reasonably comparable to that in effect on the date of the most recent balance sheet; (v) maintain in full force and effect the existence of all of the Intellectual Property Assets; or (vi) use its commercially reasonable efforts to preserve, and prevent any degradation in its relationship with all of its suppliers, customers and others having material business relations with the Business;

(f)            (i) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Benefit Plans for the benefit or welfare of any individual; (ii) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment; (iii) increase any compensation or fringe benefit of any member, manager, officer or employee or pay any benefit to any member, manager, officer or employee, other than pursuant to an existing Benefit Plan that is, in each case, in an amount consistent with past practice; (iv) grant any award to any member, manager, officer or employee under any bonus, incentive, performance or other Benefit Plan (including the removal of any existing restriction in any Benefit Plan or award made thereunder); (v) enter into or amend any collective bargaining agreement; or (vi) except as required by Applicable Law that exists on the date hereof, take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(g)           except in the Ordinary Course of Business, (i) pay, discharge, settle or satisfy any claim or Liability, including settling any litigation, or (ii) otherwise waive, release, grant, assign, transfer, license or permit to lapse any right;

(h)           (i) take any action that would or is reasonably likely to result in the Business having nexus or otherwise being subject to Tax or any Tax Return filing obligation in any jurisdiction in which the Business has not filed Tax Returns; or

(i)            enter into any agreement or commitment, whether orally or in writing, to do any of the foregoing.

5.3          Access.

(a)           From the date hereof through Closing, so long as this Agreement remains in effect, Seller will (i) afford Buyer and its representatives reasonable access, during normal business hours, without any unreasonable interference with Seller’s operation of the Business in the ordinary course, and upon reasonable prior notice, to the facilities, personnel, books and records, and other documents and data of the Business, (ii) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or its representatives may reasonably request, and (iii) cause Seller’s personnel and representatives to reasonably cooperate with Buyer in its investigation of the Business, in every respect, in each case except as otherwise prohibited by Applicable Law.

(b)           Throughout the three-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours, without any unreasonable interference with the other Party’s operation of the Business in the ordinary course, and upon reasonable notice from any requesting Party: (i) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items through the year ended December 31, 2021) of such Party, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (A) prepare or audit financial statements, (B) prepare or file Tax Returns or (C) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Entity; and (ii) permit such requesting Party and such requesting Party’s representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense.

5.4              Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) the Transactions or (ii) any fact, situation, or circumstance on or prior to the Closing Date involving the Business, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make its personnel reasonably available, and provide such testimony and access to its books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 7).

5.5              Confidentiality.

(a)               From and after the Closing, Seller and the Shareholder will not, directly or indirectly through any of their respective Affiliates and representatives, use or disclose (other than to or on behalf of Buyer) any Confidential Information of or relating to Buyer or the Business. From and after the Closing, Buyer will not, directly or indirectly through any of its Affiliates and representatives, use or disclose any Confidential Information of or relating to Seller or any of its Retained Businesses (provided, however, that nothing in this Agreement shall prohibit, restrict or otherwise limit the use or disclosure by Buyer and its Affiliates and their respective representatives after Closing of any information to the extent included in the Assets). For purposes of this Section 5.5, “Disclosing Party” means the Party (whether Seller or Buyer) whose Confidential Information has been disclosed in connection with the Transactions, and “Recipient” means the Party or Person (whether Buyer, Seller or the Shareholder) receiving Confidential Information from the other Party or its representatives (or, as to Confidential Information of the Business, as developed by Seller or the Shareholder); provided that, after the Closing, Buyer shall be deemed to be the Disclosing Party and Seller and the Shareholder the Recipient with respect to all Confidential Information to the extent included in the Assets.

(b)               The obligations set forth in Section 5.5(a) shall not apply to: (i) any information that Recipient is required to disclose by subpoena or other mandatory legal process or pursuant to any investigation or other inquiry by or under the control of any Governmental Entity, provided that Recipient promptly gives Disclosing Party notice, to the extent legally permissible, of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and provides reasonable cooperation, at Disclosing Party’s expense, should Disclosing Party seek to obtain an appropriate protective order; or (ii) any information that is available to the public on the date hereof or becomes available to the public other than as a result of a breach of this Section 5.5.

(c)               “Confidential Information” means any and all technical, business and other information of or relating to Disclosing Party, their businesses or assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations. Confidential Information includes information of third parties that Disclosing Party is obligated to or do keep or treat as confidential. Confidential Information also includes the terms, including Purchase Price, of this Agreement and the Transaction Documents.

(d)               Notwithstanding the foregoing, nothing in this Section 5.5 will prevent any of the following at any time:

(i)                 If Recipient is requested or required pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Recipient will notify Disclosing Party promptly of the request or requirement so that Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Recipient is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Recipient may disclose the Confidential Information to the tribunal; provided, however, that Recipient shall use its best efforts to obtain, at the request of Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Disclosing Party shall designate;

(ii)              a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or Tax Returns or (B) to the extent reasonably necessary to enforce or comply with this Agreement;

(iii)            a Party making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting and financial services, respectively, for such Party (or such Affiliate) or (B) any lender or prospective lender of such Party (or such Affiliate) to the extent reasonably required as part of such lending relationship; provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this clause (iii) to keep confidential and not disclose to any other Person any information in such statement or disclosure; or

(iv)             Buyer being permitted to communicate with employees, customers and suppliers without the consent or participation of Seller.

(e)               This Section 5.5 shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 5.5 shall terminate on the fifth anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law. Nothing in this Section 5.5 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Disclosing Party or the Business with greater or longer protection than provided in this Section 5.5.

5.6              Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a)               In the case of any taxable period that includes (but does not end on) the day before the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Business for the Straddle Period will be determined based on an interim closing of the books as of the close of business on the day before the Closing Date and the amount of other Taxes of the Business for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)               Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)               All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions will be paid 50% by Buyer and 50% by Seller when due, and the Party required by Applicable Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.7              Covenant Not to Compete and Related Covenants.

(a)               From the Closing Date through the fifth anniversary of the Closing Date (the “Restricted Period”), neither Seller nor the Shareholder will, directly or indirectly (including through any Affiliates), own, operate, invest in, lend money to, consult with, manage, act as an agent for, or otherwise engage in any business anywhere in the United States that develops, manufactures, markets and sells vest products designed to provide airway clearance therapy (the “Restricted Business”); provided that nothing herein shall prohibit Seller, the Shareholder or any of their respective Affiliates from (i) owning or holding less than 2% of the outstanding shares of any class of stock of a publicly traded company that operates in the same industry as the Restricted Business and whose stock is traded on a recognized domestic or foreign securities exchange or over-the-counter market, or (ii) performing the Seller’s obligations under the Transition Services Agreement.

(b)               During the Restricted Period, neither Seller nor the Shareholder will, directly or indirectly (including through any Affiliates), hire, employ, engage or solicit the employment of any of the Offered Employees, any sales employees of Buyer or its Affiliates, or any other employee of Buyer or its Affiliates with whom Seller, the Shareholder or their Affiliates came into direct contact or about whom any of them received Confidential Information during the course of negotiations of the Transactions; provided that this Section 5.7(b) does not prohibit Seller, the Shareholder or their respective Affiliates from conducting any general solicitation of employment that is not specifically targeted towards any such employees.

(c)               During the Restricted Period, neither Seller nor the Shareholder will, directly or indirectly (including through any Affiliates), solicit or sell any products or services within the Restricted Business to any current or potential customer or supplier of the Business as of the date hereof or take any action to encourage any current or potential customer or supplier of the Business to terminate or reduce its purchases from, or sales to, the Business of any of the products or services that were purchased from or sold to the Business prior to the date hereof.

(d)               During the Restricted Period, neither Seller nor the Shareholder will, directly or indirectly (including through any Affiliates), criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer or the Business or any aspect of Buyer’s or the Business’ management, policies, operations, products, services, practices or personnel.

(e)               Seller and the Shareholder each specifically acknowledges and agrees that (i) the foregoing paragraphs (a) through (d) of this Section 5.7 are reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Assets and the Business, (ii) Buyer has refused to enter into this Agreement in the absence of such paragraphs in this Section 5.7, and (iii) breach of any such paragraphs in this Section 5.7 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach of any of paragraphs (a), (b), (c) or (d) of this Section 5.7 by Seller or the Shareholder, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to an injunction and other equitable relief (without posting any bond or other security) restraining the applicable party or parties from committing or continuing such breach and to enforce specifically such paragraphs of this Section 5.7 and their terms and (B) the duration of the Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

(f)                From the Closing Date through the first anniversary of the Closing Date, Buyer will not, directly or indirectly (including through any Affiliates), hire, employ, engage or solicit the employment of any of the employees of Seller or its Affiliates with whom Buyer or its Affiliates came into direct contact or about whom any of them received Confidential Information during the course of negotiations of the Transactions (other than the Offered Employees); provided that this Section 5.7(f) does not prohibit Buyer or its Affiliates from conducting any general solicitation of employment that is not specifically targeted towards any such employees.

(g)               From the Closing Date through the first anniversary of the Closing Date, Buyer will not, directly or indirectly (including through any Affiliates), take any action to cause any current or potential customer or supplier of the Seller with respect to its Retained Businesses as of the date hereof to terminate or reduce its purchases from, or sales to, the Seller; provided, however, this Section 5.7(g) shall in no event prevent, impair or affect any action which Buyer or its Affiliates may take whatsoever in connection with any present or future products or services of Buyer or its Affiliates which compete with Seller’s Retained Businesses or any other business which Seller may engage in during such one-year period.

(h)               During the Restricted Period, Buyer will not, directly or indirectly (including through any Affiliates), criticize or disparage in any manner or by any means (whether written or oral, express or implied) Seller or any of the Retained Businesses or any aspect of Seller or the Retained Business’ management, policies, operations, products, services, practices or personnel.

(i)                 Buyer specifically acknowledges and agrees that (i) the foregoing paragraphs (f) through (h) of this Section 5.7 are reasonable and necessary to ensure that Seller receives the expected benefits of selling the Assets and the Business and protects Seller’s Retained Business from unfair competition as a result of Buyer’s access to Confidential Information concerning them, (ii) Seller has refused to enter into this Agreement in the absence of such paragraphs of this Section 5.7, and (iii) breach of any of such paragraphs of this Section 5.7 will harm Seller to such an extent that monetary damages alone would be an inadequate remedy and Seller would not have an adequate remedy at law. Therefore, in the event of a breach of any of paragraphs (f), (g) or (h) of this Section 5.7 by Buyer, (A) Seller (in addition to all other remedies Seller may have) will be entitled to an injunction and other equitable relief (without posting any bond or other security) restraining the applicable party or parties from committing or continuing such breach and to enforce specifically such paragraphs of this Section 5.7 and their terms and (B) the duration of the applicable period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

5.8              Commercially Reasonable Efforts; Third Party Consents.

(a)               Buyer and Seller each agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions.

(b)               Seller shall use its commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties with respect to the Material Contracts that are described in Exhibit 5.8(b).

5.9              Business Employees.

(a)               On the Closing Date, Buyer will offer employment to those employees of the Business identified on Exhibit 5.9(a) (the “Offered Employees”), with such employment to commence immediately following the Closing Date (subject to each such Offered Employee’s satisfaction of any pre-employment conditions imposed by Buyer), and, thereafter, Seller will terminate the Offered Employees as of the Closing Date. Any such offers of employment by Buyer will be on an “at will” basis and will be contingent upon each Offered Employee accepting employment with Buyer on the terms set forth in Section 5.9(g) and such additional terms and conditions as Buyer may determine, including the satisfactory outcome of Buyer’s normal background screening process. Those Offered Employees who accept such offers of employment effective as of immediately following the Closing Date and who successfully satisfy all conditions of employment established by Buyer will be referred to herein as the “Buyer Employees”. Prior to and through the Closing Date, Seller will be liable for all accrued but unpaid salaries, wages, vacation or other paid time off, incentive compensation or other Liabilities related to the employment of the Offered Employees. Notwithstanding anything contained in this Section 5.9 or elsewhere, (i) Seller will remain responsible for payment of any and all wages, severance, retention, change in control or other similar compensation or benefits which are or may become payable in connection with the consummation of the Transactions; and (ii) Buyer will be responsible for the payment of compensation, bonus or other payment owed to any Buyer Employee arising after the Closing Date as a result of Buyer’s employment of such Buyer Employee.

(b)           Except as expressly assumed pursuant to this Agreement, Buyer will not have any Liabilities with respect to any Offered Employee or any employee on an extended leave of absence or any Legal Proceeding thereof or related thereto.

(c)                Buyer will not assume any, and Seller will retain all, responsibilities and Liabilities with respect to all Benefit Plans.

(d)              Buyer shall credit service accrued by Buyer Employees with Seller as of the Closing Date (i) for eligibility and vesting purposes under the benefit plans, programs, policies and arrangement (but excluding for vesting purposes under any equity-based arrangements) of Buyer and (ii) for future benefit accrual purposes under all applicable vacation or paid time off policies; provided that in no event shall such credit result in the duplication of benefits or the funding thereof.

(e)               Seller shall retain responsibility for providing continued group health plan coverage under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation section 54.4980B-9, Q&A-4 for the maximum time period such coverage is required to be made available to M&A qualified beneficiaries under COBRA.

(f)               Seller shall retain responsibility for any required notice obligation to current employees under the Worker Adjustment and Retraining Notification Act or any similar Applicable Laws; and Seller shall be responsible for any incurred liability, penalty or other charge related to such obligations.

(g)               Notwithstanding any other provision of this Agreement, Buyer’s offer of employment to Offered Employees shall include the following: (i) compensation that is substantially comparable in the aggregate to the compensation received by such Offered Employee immediately prior to Closing, (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits received by similarly situated employees of Buyer as of the Closing Date, (iii) such other terms as set forth on Exhibit 5.9(g), and (iv) a sign-on bonus in the amount, and subject to the terms, set forth on Exhibit 5.9(g), to be paid at or promptly following Closing by Seller through Seller’s payroll process.

(h)               Buyer and Seller acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of Buyer and Seller, and that nothing in this Agreement creates any third-party beneficiary or other right (A) in any other Person, including any employee of the Business or any Buyer Employee, or (B) to continued employment with Buyer or Seller.

5.10          AffloVest Name. Within thirty (30) days of the Closing, Seller shall take all necessary action so that Seller will no longer use any name that includes any reference to “AffloVest,” or anything confusingly similar to such name.

5.11          Excluded Liabilities. Seller will, or will cause its Affiliates to, timely discharge, or make adequate provision for the timely discharge of, the Excluded Liabilities and other liabilities and obligations of Seller under this Agreement and the other Transaction Documents.

5.12          Bulk Sales Laws. Without admitting that Applicable Law relating to bulk transfer or bulk sales are applicable to the Transactions, Buyer waives compliance by Seller with such Applicable Laws. Seller shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Buyer by reason of non-compliance with such Applicable Laws, without regard to the limitations expressed in Article 7.

5.13          Wrong Pockets. Seller shall, or shall cause its Affiliates to, promptly, but in any event within ten Business Days of receipt by Seller, pay or deliver to Buyer any monies or checks that have been sent to Seller or any of its Affiliates after the Closing to the extent that such monies or checks comprise a portion of the Assets or arise from the Buyer’s conduct of the Business after Closing. Buyer shall, or shall cause its Affiliates to, promptly, but in any event within ten Business Days of receipt by Buyer or its Affiliates, pay or deliver to Seller any monies or checks that have been sent to Buyer or any of its Affiliates after the Closing to the extent that they are not in respect of the Assets (including the Receivables) and to the extent they are in respect of the Retained Businesses.

5.14          Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller will not, and will cause its Affiliates and their respective representatives and agents not to, directly or indirectly, (a) solicit, initiate, seek or encourage any Acquisition Proposal (as defined below), (b) furnish any information to, or participate in any discussions or negotiations with, any Person (other than Buyer or any Person on Buyer’s behalf) regarding any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal. As used herein, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer relating to a possible acquisition of the Business, Seller or any of its subsidiaries that relate to the Business, in whole or in part, whether directly or indirectly (by merger, tender offer, purchase, statutory share exchange, joint venture or otherwise), except the sales of inventory in the Ordinary Course of Business of Seller or any of its subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include any transaction which does not relate to or involve the sale of the Business or the Assets and shall not include the Transactions. Seller, its Affiliates and their respective representatives will immediately terminate any and all such discussions or negotiations that may be in progress as of the date hereof.

5.15          R&W Policy. At or prior to the Closing, Buyer will obtain a binding commitment for a buy-side representation and warranty insurance policy in the form attached hereto as Exhibit F (the “R&W Policy”) to be issued in connection with this Agreement. Seller shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Policy. Buyer and Seller shall each pay or cause to be paid, 50% of the total premium and underwriting and other third-party costs and expenses of such R&W Policy. From and after the date hereof, Buyer shall not (and shall cause its Affiliates not to) amend, modify, terminate or waive any term or condition the waiver of subrogation provisions set forth in the R&W Policy in any manner that would be reasonably likely to expand any potential Liability of Seller or any of Seller’s directors, managers, officers, employees, Affiliates, shareholders, members, agents, attorneys, representatives, successors or assigns in their capacities as such under the provisions of the R&W Policy (including with respect to the subrogation provisions). Notwithstanding anything herein to the contrary, if the R&W Policy is not issued and bound as required by this Section 5.15, the provisions of Section 7.1(a), Section 7.3(i) and Section 7.7(b) will be interpreted, and the Parties will comply (and cause their applicable Affiliates and agents to comply) with such Sections, as if the R&W Policy were so issued and bound.

Article 6
Conditions to Obligation to Close

6.1              Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)               (i) Each representation and warranty of Seller in Section 3.1, Section 3.2, Section 3.3(b), Section 3.5(a) and 3.5(c), Section 3.15, Section 3.16 and Section 3.19 and any other representation and warranty of Seller that is qualified by Material Adverse Effect will have been true and correct in all respects; and (ii) each representation and warranty of Seller in Article 3 (other than Section 3.1, Section 3.2, Section 3.5(a) and 3.5(c), Section 3.15, Section 3.16 and Section 3.19 and any representation and warranty qualified by Material Adverse Effect), disregarding all qualifications by the use of the word “material,” “materially,” or other variations of the root word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect” (a “Materiality Qualifier”), will have been true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b)               Seller will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Seller on or before the Closing Date.

(c)               Since the date of this Agreement, there will not have been any Material Adverse Effect.

(d)               Seller will have delivered to Buyer a certificate duly executed by Seller, dated the Closing Date, certifying the items in Sections 6.1(a), 6.1(b) and 6.1(c).

(e)               Seller will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 2.2.

(f)                No Governmental Entity of competent jurisdiction will have instituted any Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, Order or decree of any Governmental Entity will be in effect that restrains or prohibits the consummation of the Transactions.

6.2              Conditions to Obligation of Seller to Close. The obligation of Seller to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Seller, in Seller’s sole discretion:

(a)               (i) Each representation and warranty of Buyer in Section 4.1, Section 4.2(a) and Section 4.4 will have been and will be true and correct in all respects, and (ii) each representation and warranty of Buyer in Article 4 (other than Section 4.1, Section 4.2(a) and Section 4.4), disregarding all Materiality Qualifiers, will have been and will be true and correct in all respects, except for any failure of any such representation and warranty to be true and correct that has not had a material adverse effect on Buyer’s ability to consummate the Transactions, in each case both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b)               Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c)               Buyer will have delivered to Seller a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer certifying the items in Sections 6.2(a) and 6.2(b).

(d)               Buyer will have delivered (or caused to be delivered) to Seller each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 2.3.

(e)               No Governmental Entity of competent jurisdiction will have instituted any Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, Order or decree of any Governmental Entity will be in effect that restrains or prohibits the consummation of the Transactions.

6.3              Conditions Deemed Satisfied Upon Closing. If Closing occurs, then all of the conditions set forth in this Article 6 shall be deemed satisfied, and neither Party shall have any claim (including arising under Article 7) based on any actual or alleged failure of any such condition to be satisfied.

Article 7
Indemnification

7.1              Survival of Representations, Warranties and Covenants.

(a)               The representations and warranties of the Parties provided hereunder will survive the Closing and will expire and terminate 12 months thereafter, except for (i) representations and warranties set forth in Sections 3.1, 3.2, 3.3(b), 3.5(a), 3.16, 3.19, 4.1, 4.2(a), and 4.4 (the “Fundamental Reps”), in any Schedule related thereto, or in any certificate delivered in connection therewith, which will survive indefinitely, (ii) representations and warranties set forth in Section 3.13 (the “IP Reps”), which will survive for the term of the R&W Policy, (iii) representations and warranties set forth in Section 3.12 (the “Benefits Reps”) and Section 3.15 (the “Tax Reps”), which will survive until the expiration of the statute of limitations period underlying any cause of action or claim relating to the Benefit Reps or the Tax Reps, as applicable, and (iv) claims based on Fraud (“Fraud Claims”), which will survive until the expiration of the statute of limitations period underlying any cause of action or claim relating to the Fraud Claims.

(b)               Each covenant and agreement (i.e., other than representations and warranties) herein (other than those covenants and agreements, including Sections 5.2, 5.3(a), 5.8 and 5.14, which contemplate performance between the execution hereof and the Closing), and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(c)               For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

7.2              Indemnity.

(a)               From and after the Closing, Seller will indemnify and hold harmless Buyer (and its directors, officers employees, Affiliates, successors, heirs and legal representatives) (the “Buyer Indemnified Parties”) against any and all losses, debts, Liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, and reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) incurred in connection with, resulting from or arising out of:

(i)                the breach of any representation or warranty of Seller set forth in Article 3 hereof (or in any related Schedule or certificate);

(ii)               the breach or failure to comply with any covenant or agreement on the part of Seller set forth in this Agreement herein (other than those covenants and agreements, including Sections 5.2, 5.3(a), 5.8 and 5.14, which contemplate performance between the execution hereof and the Closing);

(iii)              any Debt of Seller that is not paid by Seller;

(iv)              any Taxes of Seller for any taxable period ending on or before the Closing Date, excluding the Buyer portion of transfer and similar Taxes allocated pursuant to Section 5.6(c);

(v)               any Excluded Liabilities;

(vi)              the Retained Businesses or any other Excluded Assets;

(vii)             any costs or expenses relating to failure to pay any bulk sales Taxes;

(viii)            any fees or expenses due to any investment bankers, business consultants, financial advisors, brokers, finders or other financial intermediaries upon or in connection with the consummation of the Transactions as described under Section 3.16, and any other expenses of Seller described in Section 9.15;

(ix)              any event, matter, or circumstance occurring, existing or relating to the ownership, operation or maintenance of Seller, the Business or an Asset prior to Closing;

(x)              any liability that Seller or the Business may suffer or incur resulting from, arising out of, or relating to Seller’s participation in any federal, state or local grant, loan or other funding programs established as a result of COVID-19, including under any Provider Relief Funds (general or targeted distributions), FFCRA Uninsured Relief Funds (payment for testing for FFCRA uninsured patients), Uninsured Relief Funds (reimbursement at Medicare rates for COVID-19-related treatment of uninsured patients) or payments received pursuant to the Medicare Advance/Accelerated Payment Program (any such programs, collectively, “COVID-Related Programs”), or Seller’s failure to have complied with any of the terms or conditions of any COVID-Related Programs, including any investigation, audit, or claim in connection therewith or any amount not forgiven in accordance with the terms of such COVID-Related Program;

(xi)              any matter described on Exhibit 7.2(a)(x); or

(xii)          any Actions related to the foregoing.

For the purposes of this Agreement, “Actions” means all actions, suits, claims, proceedings, investigations, audits, examinations, demands, assessments, fines, judgments, settlements, interest, penalties, costs and remedial actions.

(b)               From and after the Closing, Buyer will indemnify Seller (and its directors, officers employees, Affiliates, successors, heirs and legal representatives) against all Damages incurred in connection with or arising out of:

(i)                 the breach of any representation or warranty of Buyer set forth in Article 4 hereof (or in any related certificate);

(ii)              the breach or failure to comply with any covenant or agreement on the part of Buyer set forth in this Agreement herein (other than those covenants and agreements, including Section 5.8(a), which contemplate performance between the execution hereof and the Closing);

(iii)            any expenses of Buyer described in Section 9.15;

(iv)             the ownership or operation of the Assets as of immediately following the Closing Date, but only to the extent such Damages are not within the scope of Seller’s indemnification obligations set forth in Section 7.2(a) (without regard to any limitation herein);

(v)               any Assumed Liability;

(vi)             the Buyer’s portion of transfer and similar Taxes allocated to it pursuant to Section 5.6(c); or

(vii)          any Actions related to the foregoing.

7.3              Additional Indemnity Provisions.

(a)               Seller will not have any obligation under Section 7.2(a)(i) (other than regarding any breach of any Fundamental Rep, any IP Rep, any Benefits Rep or Fraud Claim, for which there is no threshold), unless and until the aggregate amount of indemnification for which Seller is obligated thereunder exceeds $400,000 (the “Threshold”), and then Seller will be liable only for any amounts in excess of the Threshold.

(b)               Seller’s obligation under Section 7.2(a)(i) will not exceed an amount equal to $400,000 (the “Cap”), in the aggregate, other than regarding (i) any breach of any Fundamental Rep or Fraud Claim (for which the cap on Seller’s liability will be the Purchase Price actually paid to Seller), or (ii) any breach of any IP Rep (for which the Cap will be an amount equal to 10% of the Purchase Price actually paid to Seller).

(c)               The maximum amount that any Buyer Indemnitee may recover from Seller in the aggregate for all Damages arising under or in connection with Section 7.2(a)(i) of this Agreement will not exceed the Purchase Price actually paid to Seller.

(d)               Buyer will not have any obligation under Section 7.2(b)(i) (other than regarding any breach of any Fundamental Rep or Fraud Claim), unless and until the aggregate amount of indemnification for which Buyer is obligated thereunder exceeds the Threshold, and then Buyer will be liable only for any amounts in excess of the Threshold.

(e)               Buyer’s obligations under Section 7.2(b)(i), in the aggregate, will not exceed an amount equal to the Cap, in the aggregate, other than regarding any breach of any Fundamental Rep or Fraud Claim (for which the cap on Buyer’s liability will be the Purchase Price).

(f)                The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, agreements, and obligations in this Agreement will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement, or obligation.

(g)               For purposes of calculating Damages in this Article 7 and for purposes of determining whether a breach of representations and warranties has occurred, all qualifications as to materiality or the occurrence of a Material Adverse Effect or similar qualifications contained in any representation or warranty will be ignored.

(h)               Each Indemnitee will take, and cause its respective Affiliates to take, commercially reasonable efforts to mitigate any Damages upon becoming aware of any event or circumstance that give rise thereto.

(i)                 Payments by an Indemnitor pursuant to this Article 7 in respect of any Damages will be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitee in respect of any such claim, net of the costs of collection of such insurance proceeds, any deductibles, retrospective premium adjustments and similar charges. Buyer shall use commercially reasonable efforts to seek recovery for any Damages under the R&W Policy.

(j)                 For purposes of this Agreement, “Damages” indemnifiable hereunder will be deemed to exclude any punitive damages, except to the extent awarded to a Third Party.

7.4              Indemnification Procedures. All claims for indemnification by a Party entitled to be indemnified under this Article 7 (an “Indemnitee”) by another Party hereto (an “Indemnitor”) will be asserted and resolved as follows:

(a)               If any claim or demand for which an Indemnitee may claim indemnity is asserted against or sought to be collected from an Indemnitee by a Person other than an Indemnitee, an Indemnitor or an Affiliate thereof (each, a “Third Party”), the Indemnitee will notify the Indemnitor in writing as promptly as practicable following the receipt by the Indemnitee of such claim or demand specifying the nature of such claim or demand in reasonable detail, the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim and demand), and including copies of all material written evidence thereof (the “Claim Notice”); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 7 unless, and only to the extent that, such failure to notify results in the loss of rights or defenses. The Claim Notice will not prejudice any claim or demand with respect to which indemnification is sought.

(b)               An Indemnitor will have 30 days from the date on which the Claim Notice is duly given (the “Notice Period”) to notify an Indemnitee (i) whether or not it disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such claim or demand and (ii) whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand; provided, however, that the Indemnitee is hereby authorized to file, during the Notice Period, any motion, answer or other pleading that Indemnitee deems necessary or appropriate to protect its interests or those of the Indemnitor and that are not prejudicial to Indemnitor following notice of the same to the Indemnitor; provided, however, that if such claim or demand is from a Governmental Entity relating to Taxes, the Indemnitor may choose to defend, but is not obligated to defend, against such claim or demand, in each such case, and may settle such claim or demand in its reasonable discretion notwithstanding the procedure set forth in Section 7.4(d) hereof. Notwithstanding the foregoing, the Indemnitor shall not have the right to assume the defense of a claim or demand unless the Indemnitor acknowledges in writing that it is responsible for and will bear all monetary damages relating to such third-party claim or demand or to the extent such claim or demand (A) involves injunctive relief, specific performance or other similar equitable relief, any Recall of any of the products of the Business, or any reasonably expected damage to relations with key customers, suppliers or distributors of the Business, (B) is one in which the Indemnitor is also a party and there are legal defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor, (C) seeks a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnitee, or (D) is reasonably likely to result in Liabilities that, taken with other then existing claims under this Article 7, would not be fully indemnified by the Indemnitor.

(c)               If an Indemnitor notifies an Indemnitee within the Notice Period that it desires to defend the Indemnitee against such third-party claim or demand, then (except as provided below) the Indemnitor will defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, will use its commercially reasonable efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Indemnitor will not, without the prior written consent (which consent may be withheld in the Indemnitee’s sole discretion) of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation. The Indemnitor agrees that it will not, without the prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if the Indemnitee is a party thereto or is reasonably likely to be made a party thereto) (i) if such settlement, compromise or consent does not include an unconditional release of the Indemnitee from all liability arising or that may arise out of such claim, action or proceeding; (ii) if such settlement, compromise or consent would involve relief other than money damages in an amount that is not in excess of the Cap (when aggregated with any Damages paid in connection with any other matters), including any type of injunctive or other equitable relief; or (iii) if such settlement, compromise or consent would result in the imprisonment of, or a criminal penalty or fine against, the Indemnitee. If the defendants in any such claim or demand include both the Indemnitor and the Indemnitee, and there are legal defenses or rights available to the Indemnitee that are different from, in actual or potential conflict with, or additional to those available to the Indemnitor, such that one firm of legal counsel may not permissibly represent both Indemnitor and Indemnitee, the Indemnitee will have the right to select one law firm to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such claim or demand, the Indemnitee will not settle such claim or demand without the consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)               Before the Indemnitor’s settling of any claim or demand the defense of which it has assumed control, the Indemnitor will obtain the Indemnitee’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld, delayed or conditioned.

(e)               If the Indemnitee should have a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a Third Party, the Indemnitee will promptly send a Claim Notice with respect to such claim to the Indemnitor; provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 7 unless, and only to the extent that, such failure so to notify results in the loss of rights or defenses. During the Notice Period, the Indemnitee shall allow the Indemnitor and its professional advisors to investigate the claim or demand being asserted against Indemnitor, and whether and to what extent any amount is payable in respect of such claim or demand and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including reasonable access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records during normal business hours, without any unreasonable interference with the Indemnitee’s business operations) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the Indemnitor will be liable for the amount of any Damages related thereto.

7.5          Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.

7.6          Exclusive Remedy. Notwithstanding any other term herein, except for Damages arising out of Fraud Claims, the terms in this Article 7 set forth the sole and exclusive remedies for money damages for the matters in this Agreement, including for breach of any representation, warranty, covenant, obligation or agreement in this Agreement.

7.7          Recovery. Notwithstanding anything to the contrary in this Agreement, any indemnity amounts payable to an Indemnitee in accordance with this Article 7 (after taking into account and subject to the limitations in this Article 7, including the Threshold and Cap if applicable) shall be satisfied:

(a)             first, subject to Section 7.3(a), to the extent there are any funds remaining in the Indemnification Escrow Account, from the Indemnification Escrow Account, by delivery of joint written instructions from Seller and Buyer to the Escrow Agent to pay to such Indemnitee an amount equal to the lesser of (i) the funds then remaining in the Indemnification Escrow Account and (ii) the amount of such claim submitted by, and ultimately resolved in favor of, the Indemnitees in accordance with this Article 7;

(b)             second, to the extent such Damages exceed the amount held in the Indemnification Escrow Account, by recovery under the R&W Policy to the extent available; and

(c)             third, solely to the extent such Damages are arising from or related to Fraud, the Fundamental Reps or the IP Reps and, together with other Damages arising from or related to Section 7.2(a)(i), such Damages are not otherwise recovered under clause (a) or (b), by recovery from Seller.

7.8          Offset Rights. If, prior to the determination and payment of any Earn-Out Payments under Section 1.9, one or more Buyer Indemnified Parties have delivered a Claim Notice under Section 7.4(a) or otherwise asserted the right to indemnification under Section 7.2(a), and Buyer has reasonably and in good faith determined that Damages arising thereunder are recoverable from Seller under Section 7.7(c), then if the full amount of such Damages so claimed by Buyer under Section 7.7(c) has not been paid within 30 days after Buyer’s written demand on Seller therefor, then Buyer, at its election, may set off the amount of any such unpaid claimed recovery against any Earn-Out Payments then due, or which may thereafter may become due, under Section 1.9. Buyer shall exercise such right of offset by (a) delivering written notice of its exercise of such right in accordance with this Section 7.8 to Seller after expiration of such 30-day period and (b) depositing the amount so offset against with the Escrow Agent to be held in the Indemnification Escrow Account as part of the Indemnification Escrow Amount under the Escrow Agreement. If the Escrow Agreement has by then terminated or expired (including under Section 7.9) then Buyer and Seller shall execute a new escrow agreement with the Escrow Agent on the same terms and provisions as Exhibit D, to be held until any such claims have been resolved and funds released in accordance with this Article 7 and the Escrow Agreement. The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to a Party.

7.9          Escrow. On the first Business Day after the first anniversary of the Closing Date, Buyer and Seller shall prepare and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all of the remaining Indemnification Escrow Amount (and any interest thereon), remaining in the Indemnification Escrow Account held by the Escrow Agent, net of any amounts due to Seller or the subject of a pending claim, to Seller.

Article 8
Termination

8.1          Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(a)             by mutual written consent of Buyer and Seller;

(b)             by either Buyer, on the one hand, or Seller, on the other hand, if Closing has not occurred on or before September 15, 2021;

(c)             by Buyer, if any condition in Section 6.1 becomes incapable of fulfillment at Closing or prior to the date stated in clause (b) above; provided that Buyer has not waived such condition; or

(d)             by Seller, if any condition in Section 6.2 becomes incapable of fulfillment at Closing or prior to the date stated in clause (b) above; provided that Seller has not waived such condition.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this Section 8.1, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 8.1(a)) if the failure to satisfy any condition to Closing or consummate the Transactions results in any material respect from the breach by such Party of any of its representations, warranties, covenants, obligations or agreements contained herein.

8.2          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, then this Agreement will be of no further force or effect, except for the terms of Section 5.5 (Confidentiality), Section 9.8 (Governing Law), Section 9.14 (Equitable Remedies), Section 9.15 (Expenses), Section 9.16 (Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial), and this Section 8.2. Upon any termination pursuant to Section 8.1, no Party will have any further obligation or other liability hereunder, except pursuant to a Section listed in the immediately preceding sentence or for any Party’s willful breach of this Agreement.

Article 9
Miscellaneous

9.1          Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

9.2          Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein, to the extent legally allowed, may be waived in writing by the others, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, the consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

9.3          Press Releases and Public Announcements. Neither Party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other Party, which may not be unreasonably withheld; provided, however, that with prior notice to the other Party of such requirement and the text of the proposed disclosure, a Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing agreement concerning its publicly traded securities.

9.4          Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via email to the email address given below during regular business hours of the recipient, if sent by overnight courier or first-class mail, registered or certified, return-receipt requested, postage prepaid and properly addressed on the date the email is sent; (c) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service for delivery as set forth below or if sent by email to the email address given below after the regular business hours of the recipient; or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, return-receipt requested, postage prepaid and properly addressed, to the Party as follows:

(i) If to Seller, to: International Biophysics Corporation 2101 East Street Elmo Road Suite 275 Austin TX 78744 Attn: Mr. H. David Shockley, Jr. Email: hdavid@biophysicscorp.com with a copy (which shall not constitute notice) to:

Chris Schaeper

SchaeperPC

5850 San Felipe Street, Suite 500

Houston, Texas 77057

chris@schaeperpc.com

and to:

C. Walker Brierre Jr.

Holland & Knight LLP

811 Main Street

Suite 2500

Houston, Texas 77002-6129

walker.brierre@hklaw.com

(ii) if to Buyer, to: Tactile Systems Technology, Inc. 3701 Wayzata Blvd, Suite 300 Minneapolis, MN 55416 Attn: Chief Financial Officer Email: bmoen@tactilemedical.com with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attn: Jonathan Zimmerman

Jonathan L.H. Nygren

Email: jon.zimmerman@faegredrinker.com

jon.nygren@faegredrinker.com

9.5          Assignment; Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party or Parties (except that nothing herein will be deemed to prohibit the assignment of this Agreement by Buyer to any Affiliate of Buyer, in which event Buyer will not be released or discharged from its obligations hereunder). This Agreement is not intended to confer upon any other Person except the Parties any rights or remedies hereunder.

9.6          Legal Representation. The Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.7          Rules of Interpretation; Certain Definitions. As used in this Agreement:

(a)             “including” means “including without limitation”;

(b)             “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization or a Governmental Entity;

(c)             “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934;

(d)             “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Minneapolis, Minnesota are authorized by Applicable Law to remain closed;

(e)             “Fraud” means actual fraud under Delaware law with the intent to deceive, specifically excluding constructive fraud, recklessness or negligence.

(f)             “Knowledge” means, (i) with respect to Seller, the actual knowledge of David Shockley, Bob Ellis, Kris Frey and Geoff Marcek, after reasonable inquiry, and (ii) with respect to Buyer, the actual knowledge of Daniel Reuvers, Brent Moen, Mark Aldrige and Sunday Hoy, after reasonable inquiry;

(g)             “Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person;

(h)             “Privileged Communications” means any attorney-client communications, confidences, files, work product or other communications arising in connection with the Transactions with respect to which Seller, the Shareholder or their Affiliates have engaged any of Holland & Knight (or its predecessor), SchaeperPC, Baker Tax Law, Kowert, Hood, Munyon, Rankin & Goetzel or any other counsel;

(i)             the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(j)             all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k)             all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions, but in each case as in effect at the time of the relevant event;

(l)              words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(m)            unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(n)            all references to Sections or Articles are to Sections or Articles of this Agreement, unless otherwise specified;

(o)            with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(p)             unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(q)            unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(r)             each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement; and

(s)             all references to a statute of limitations will mean such statute of limitations as it may be tolled or extended by Applicable Law.

9.8          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, to the exclusion of the law of any other forum and notwithstanding any jurisdiction’s choice-of-law rules to the contrary.

9.9          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

9.10       Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and will not affect the interpretation hereof.

9.11       Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the Parties with respect to that subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the Parties, other than those expressly set forth or referred to in this Agreement.

9.12       Disclosure Schedules; Certificates. The disclosure schedules (the “Schedules”) attached hereto and certificates and instruments delivered hereunder are integral parts of this Agreement. All statements contained in the Schedules hereto, or in any certificate or instrument delivered by or on behalf of a Party under this Agreement at Closing, will be deemed to be representations and warranties of the applicable Party hereunder. Each item in the Schedules shall constitute an exception to the representations and warranties to which it makes reference as well as to those other representations and warranties to which it may reasonably be understood to relate.

9.13       Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then it is the Parties’ intent that all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by any Applicable Law but as close to the Parties’ original intent as is permissible.

9.14       Equitable Remedies. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party acknowledges that the Business is unique and recognizes and affirms that in the event any Party breaches this Agreement, money damages may be inadequate and such non-breaching Party would have no adequate remedy at law, so that such non-breaching Party will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

9.15       Expenses. Except as is expressly stated otherwise herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party or Parties incurring such costs and expenses.

9.16       Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial.

(a)             The Parties hereto agree that they will attempt to resolve any disputes arising hereunder through non-binding mediation in a mutually agreeable format. If the Parties cannot agree to a mediation format, or any Party is not satisfied with the results of mediation, each Party retains its right to pursue litigation.

(b)             EXCEPT IN INSTANCES WHERE THIS AGREEMENT EXPLICITLY CONTEMPLATES OTHERWISE, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF AND VENUE OF ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE, IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURTS TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURTS MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH ACTION, SUIT OR PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH AN ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS SPECIFIED THEREFOR IN SECTION 9.4, BY THE REQUIREMENTS OF Section 9.4 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.17       Attorneys’ Fees. Should an Action be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the dispute resolution body (including costs, expenses and fees on any appeal).  The prevailing Party will be entitled to recover its costs of suit.

9.18       Privileged Communications

(a)             The Parties acknowledge and agree that, notwithstanding any provision of this Agreement, neither Buyer nor any of its Affiliates shall have the right to obtain (and it hereby waives any right it may otherwise have with respect to) any Privileged Communications, whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer acknowledges and agrees, upon and after the Closing: (i) the Assets shall in no event include, and neither Buyer nor any of its Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications; (ii) only Seller shall hold property rights in the Privileged Communications and shall have the right to waive or modify such property rights; and (iii) Seller shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or any of its Affiliates; provided, however, that nothing contained herein shall prevent Buyer or its Affiliates from requesting, using or accessing any such communications in connection with document production requests or discovery in any litigation, arbitration or other legal proceeding so long as such communications would not be subject to an attorney-client privilege if they were being requested in a litigation, arbitration or other legal proceeding by an unrelated third party and such communications are produced or required to be produced in response to such document production requests or discovery.

(b)             To the extent that any Privileged Communication is disclosed or made available to Buyer, the Parties hereby agree (i) that the disclosure, and receipt of such Privileged Communication is entirely inadvertent and shall not waive, modify, limit or impair in any form or fashion the protected nature of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege, and (iii) Seller shall have the right in its sole discretion and at any time to require the return and/or destruction of the Privileged Communication.

9.19       Exculpation. Notwithstanding any other provision hereof or any course of dealing between the Parties or their Affiliates, in no event shall any director, manager, officer, employee, Affiliate, shareholder, member, agent, attorney or representative of either Party have any personal liability or obligations whatsoever hereunder or under any other Transaction Documents or otherwise in connection with the Transactions. Without limiting the generality of the foregoing, in no event shall the Shareholder have, and the Buyer shall not allege or claim that the Shareholder has, any such personal liability or obligations, except only insofar as the same pertains to the Shareholder’s express obligations under Sections 5.5 and 5.7 hereof. The foregoing shall not be deemed to release any Person from (or otherwise mitigate) any liability for Fraud.

[Remainder of Page Intentionally Blank; Signature Pages to Follow]

In witness whereof, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

TACTILE SYSTEMS TECHNOLOGY, INC.

By:	/s/ Daniel L. Reuvers
Name:	Daniel L. Reuvers
Title:	Chief Executive Officer

SELLER:

INTERNATIONAL BIOPHYSICS CORPORATION

By:	/s/ H. David Shockley, Jr.
H. DAVID SHOCKLEY, JR., President/CEO

Solely with respect to
Sections 5.5 and 5.7:

SHAREHOLDER:

/s/ H. David Shockley, Jr.
H. David Shockley, Jr.

[Signature Page to Asset Purchase Agreement]